CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
UBS AG Exchange Traded Access Securities (ETRACS) Oil Futures Contango ETN linked to the ISE Oil Futures Spread™ Index due June 14, 2041	$100,000,000	$11,610.00
UBS AG Exchange Traded Access Securities (ETRACS) Natural Gas Futures Contango ETN linked to the ISE Natural Gas Futures Spread™ Index due June 14, 2041	$100,000,000	$11,610.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

PROSPECTUS SUPPLEMENT (To Prospectus dated January 13, 2009)

Exchange Traded Access Securities (ETRACS)

UBS AG $100,000,000

Oil Futures Contango ETN due June 14, 2041

UBS AG $100,000,000

Natural Gas Futures Contango ETN due June 14, 2041

UBS AG (UBS) is offering and selling two different series of Exchange Traded Access Securities (ETRACS) (together, the “Securities”). The Securities are senior unsecured debt securities issued by UBS AG. The Oil Futures Contango ETN due 2041 series (the “Oil Futures Securities”) is linked to the daily performance of the ISE Oil Futures Spread™ Index (the “Oil Index”) and the Natural Gas Contango ETN due 2041 series (the “Natural Gas Futures Securities”) is linked to the daily performance of the ISE Natural Gas Futures Spread™ Index (the “Natural Gas Index” and, together with the Oil Index, the “Indices” and each an “Index”). Each of the Indices tracks continuous exposure to oil or gas futures prices by taking a short position in a short-term oil or gas futures sub-index and a long position in other oil or gas sub-indices of longer maturity futures contracts, as described in more detail below. The return on each series of Securities is reduced by the Fee Amount of 0.85% per annum, and increased by the Financing Payment (each as described below). Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, upon early redemption, acceleration or upon exercise by UBS of its call right if, with respect to the Securities, the level of the relevant Index, calculated as described herein, declines or does not increase by an amount, together with the Financing Payment, sufficient to offset the combined negative effect of the Fee Amount and the Redemption Fee Amount, if applicable. The Securities are linked to the performance of the relevant Index and, as a result, will benefit from any positive, but will also be exposed to any negative, performance of each Index. Payment at maturity, upon early redemption, call or acceleration is subject to the creditworthiness of UBS. In addition, the actual or perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, early redemption, call or acceleration. The Securities are designed as an investment vehicle for sophisticated investors who understand the risks of investing in the daily performance of an index that tracks a commodities spread. The Securities are not intended to be a “buy and hold” investment. The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Initial Trade Date:	June 15, 2011

Initial Settlement Date:	June 20, 2011

Term:	30 years, subject to your right to require UBS to redeem your Securities on any Redemption Date, the UBS Call Right or acceleration upon minimum indicative value, as described below.

Maturity Date:	June 14, 2041, subject to adjustments

No Interest Payments:	We will not pay you interest during the term of the Securities.

Principal Amount:	$25.00 per Security

Underlying Indices:	The return on the Oil Futures Securities is linked to the Oil Index, which is a blended index that tracks a continuous exposure to oil futures prices by taking a one-and-a-half times long position in aggregate of the ISE Sixth Month Oil Futures™ Index, ISE Seventh Month Oil Futures™ Index and ISE Eighth Month Oil Futures™ Index (the “Oil Medium-Term Sub-Indices”) and a 100% long position in the ISE Short Front Month Oil Futures™ Index, which provides short (inverse) exposure to the ISE Long Front Month Oil Futures™ Index (the ISE Long Front Month Oil Futures™ is referred to herein as the “Oil Short-Term Sub-Index” and, together with the Oil Medium-Term Sub-Indices, the “Oil Sub-Indices”). Each of the Oil Sub-Indices seeks to provide investors with exposure to one maturity of Light Sweet Crude Oil (WTI) futures contracts, which reflect the implied futures prices of Light Sweet Crude Oil (WTI). The return on the Natural Gas Futures Securities is linked to the Natural Gas Index, which is a blended index that tracks a continuous exposure to natural gas futures prices by taking a 100% long position in aggregate of the ISE Twelfth Month Natural Gas Futures™ Index, ISE Thirteenth Month Natural Gas Futures™ Index and ISE Fourteenth Month Natural Gas Futures™ Index (the “Natural Gas Medium-Term Sub-Index”) and a 100% long position in the ISE Short Front Month Natural Gas Futures™ Index, which provides short (inverse) exposure to the ISE Long Front Month Natural Gas Futures™ Index (the ISE Long Front Month Natural Gas Futures™ Index is referred to herein as the “Natural Gas Short-Term Sub-Index” and, together with the Natural Gas Medium Term Sub-Indices, the “Natural Gas Sub-Indices”). Each of the Natural Gas Sub-Indices seeks to provide investors with exposure to one maturity of Henry Hub Natural Gas Futures (NG) futures contracts, which reflect the implied futures prices of Henry Hub Natural Gas. The weights of the relevant sub-indices are rebalanced monthly before the roll process of the relevant Index to maintain the relevant long to short ratio for that Index. See “The Indices” on page S-35.

See “Risk Factors” beginning on page S-19 for additional risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page)

Prospectus Supplement dated June 15, 2011

Early Redemption:	You may elect to require UBS to redeem your Securities, in whole or in part, on any Redemption Date prior to the Maturity Date commencing on June 27, 2011 through and including June 7, 2041, subject to the minimum redemption amount of 50,000 Securities of the same series and to your compliance with the procedures described under “Specific Terms of the Securities — Early Redemption at the Option of the Holders.” Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Current Principal Amount as of the applicable Valuation Date, minus the Redemption Fee Amount as of the applicable Valuation Date. If the amount so calculated is less than zero, the payment upon your exercise of redemption will be zero. We refer to this cash payment as the “Redemption Amount.”

Redemption Fee Amount:	As of any Valuation Date, an amount per Security equals the product of (i) 0.125% times (ii) the Current Principal Amount as of such Valuation Date.

UBS Call Right:	On any Trading Day on or after June 18, 2012 through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities of any series. To exercise its Call Right, UBS must provide notice to the holders of the Securities of the relevant series not less than ten calendar days prior to the Call Settlement Date. Upon early redemption in the event UBS exercises this right, you will receive on the Call Settlement Date a cash payment per Security equal to the Current Principal Amount as of the applicable Valuation Date. If the amount so calculated is less than zero, the payment upon exercise of the Call Right will be zero. We refer to this cash payment as the “Call Settlement Amount.”

Acceleration upon Minimum Indicative Value:	If, at any time, the indicative value of the Securities of any series on any Index Business Day (i) equals $5.00 or less or (ii) decreases in value at least 60% as compared to the closing indicative value on the previous Index Business Day (each such date, an “Acceleration Date”), all issued and outstanding Securities of that series will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value would later exceed $5.00 or increase from the 60% level on such Acceleration Date or any subsequent Index Business Day) for a cash payment equal to the Current Principal Amount calculated on and as of the Acceleration Date. We refer to this cash payment as the “Acceleration Amount.”

Cash Settlement Amount at Maturity:	On the Maturity Date, you will receive a cash payment per $25 Principal Amount of your Securities equal to the Current Principal Amount as of the Final Valuation Date.

Valuation Dates:	The applicable Valuation Date means (i) with respect to an early redemption, the third Trading Day prior to the related Redemption Date, which day is also the first Trading Day following the date that a Redemption Notice and Redemption Confirmation are delivered in compliance with the redemption procedures, (ii) with respect to UBS’s exercise of its “Call Right,” the third Trading Day prior to the Call Settlement Date, (iii) with respect to an acceleration upon minimum indicative value, the Acceleration Date, and (iv) with respect to the Maturity Date, the Final Valuation Date. The “Final Valuation Date” will be the Trading Day that falls on June 11, 2041. If the Calculation Agent determines that a market disruption event occurs or is continuing on any of the applicable Valuation Dates, including the Final Valuation Date, then such Valuation Date or Final Valuation Date will be the next succeeding Trading Day on which a market disruption event does not occur and is not continuing, not to exceed three Trading Days. “Specific Terms of the Securities — Market Disruption Event” on page S-57.

Daily Index Factor:	The Daily Index Factor for any series of Securities on any Index Business Day will equal (i) the Index Closing Level for that series on such Index Business Day divided by (ii) the Index Closing Level for that series on the immediately preceding Index Business Day. The Daily Index Factor will equal one on any calendar day that is not an Index Business Day.

Index Closing Level:	The closing level of the relevant Index on any Index Business Day as disseminated by the Options Price Reporting Authority (“OPRA”) and Bloomberg L.P. (“Bloomberg”).

Current Principal Amount:	On the Initial Trade Date, the Current Principal Amount for each series of the Securities is equal to $25.00 per Security. For each subsequent calendar day, the Current Principal Amount will equal:

(Current Principal Amount on the previous calendar day x Daily Index Factor) + Financing

Payment - Fee Amount

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

Fee Amount:	The Fee Amount on the Initial Trade Date will equal zero. On each subsequent calendar day until maturity, early redemption or call, the Fee Amount will equal the product of (i) 0.85% divided by 365 times (ii) the Current Principal Amount for that series on the previous calendar day. Because the Fee Amount is calculated and subtracted from the Current Principal Amount on a daily basis, the net effect of the Fee Amount accumulates over time.

Financing Payment:	You will receive a Financing Payment per Security of each series, which accrues on a daily basis. On the Initial Trade Date, the Financing Payment is equal to zero. On each subsequent calendar day, the Financing Payment equals the product of (i) the Financing Rate divided by 360 times (ii) the Current Principal Amount on the previous calendar day.

Financing Rate:	On any calendar day, the Financing Rate equals:

(((1 - (91/360) x T-Bill Rate) ^ (-1/91)) -1) x 360

(cover continued on next page)

T-Bill Rate:	The T-Bill rate equals the most recent published 91-day U.S. Treasury Bill auction rate, as published weekly on Monday and made effective the following Index Business Day, available from Bloomberg on page USB3MTA. The T-Bill rate is expressed as a percentage.

Index Calculation Agent:	Standard & Poor’s Financial Services LLC

Calculation Agent:	UBS Securities LLC

Listing:	Each series of the Securities has been approved for listing on the New York Stock Exchange (“NYSE”) Arca, subject to official notice of issuance, under the related symbol identified in the table below. There can be no assurance that an active secondary market will develop; if it does, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Securities	NYSE Arca Ticker Symbol	CUSIP	ISIN
Oil Futures Contango ETN due June 14, 2041	OILZ	90267B815	US90267B8155
Natural Gas Futures Contango ETN due June 14, 2041	GASZ	90267B799	US90267B7991

On the Initial Trade Date, we sold $10,000,000 stated Principal Amount of each series of the Securities to UBS Securities LLC at 100% of their stated Principal Amount (for a total of $20,000,000 stated Principal Amount of the Securities). UBS Securities LLC will sell these Securities to the public at 100% of their stated Principal Amount.

After the Initial Trade Date, UBS Securities LLC, UBS Financial Services Inc. and dealers purchasing as principal may sell the Securities for a price equal to their Current Principal Amount, as calculated by UBS Securities LLC as of the date of such sale. We will receive proceeds in each such sale equal to such Current Principal Amount multiplied by the number of Securities sold. UBS Securities LLC or UBS Financial Services Inc. may receive normal commissions in connection with the sales described in this paragraph. Please see “Supplemental Plan of Distribution” on page S-69 for more information.

We may use this prospectus supplement in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this prospectus supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

The Exchange Traded Access Securities (ETRACS) being offered as described in this prospectus supplement and the accompanying prospectus constitute two offerings in a series of offerings of UBS AG ETRACS exchange-traded notes. We are offering and may continue to offer from time to time ETRACS linked to different underlying indices, which may have the same or different terms and conditions relative to those set forth in this prospectus supplement. You should be sure to refer to the prospectus supplement for the particular offering of ETRACS linked to a different underlying index in which you are considering an investment.

This prospectus supplement contains the specific financial and other terms that apply to the Securities being offered herein. Terms that apply generally to all our Medium-Term Notes, Series A, are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The contents of any website referred to in this prospectus supplement are not incorporated by reference in this prospectus supplement or the accompanying prospectus.

You may access the accompanying prospectus dated January  13, 2009 at:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-13
Risk Factors	S-19
The Indices	S-35
Valuation of the Indices and the Securities	S-49
Specific Terms of the Securities	S-52
Use of Proceeds and Hedging	S-62
Certain U.S. Federal Income Tax Consequences	S-63
Benefit Plan Investor Considerations	S-67
Supplemental Plan of Distribution	S-69
Conflicts of Interest	S-70

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer.	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

i

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Securities?

The Securities are senior unsecured medium-term notes issued by UBS, linked to the compounded daily return of the relevant Index, taking into account the effect of the Financing Rate minus the Fee Amount. Each Index is a blended index composed of a number of sub-indices representing the various positions held in that Index’s strategy. The Oil Index tracks continuous exposure to the oil futures prices in the form of a multi-position horizontal (calendar) spread. The spread position is established such that it provides a 1.5:1 notional based exposure (1.5 long: 1 short). The spread position is established by taking a one-and-a-half times long position in aggregate of the ISE Oil Medium-Term Sub-Indices and a 100% long position in the ISE Short Front Month Oil FuturesTM Index, which provides short (inverse) exposure to the Oil Short-Term Sub-Index. The Oil Index seeks to provide investors with exposure to one or more maturities of Oil Futures Contracts (as defined below), which reflect the implied future price of Light Sweet Crude Oil (WTI). Each of the Oil Medium-Term Sub-Indices and the Oil Short-Term Sub-Index measures a return from a long position in a single maturity Light Sweet Crude Oil (WTI) futures contract. The ISE Short Front Month Oil Futures™ Index measures a return from holding a short position in the Oil Short-Term Sub-Index; consequently, a long position in the ISE Short Front Month Oil Futures™ Index is economically equivalent to a short position in the Oil Short-Term Sub-Index. We refer to the Light Sweet Crude Oil (WTI) futures contract in the Oil Short-Term Sub-Index as the “Oil Short-Term Contract” and the Light Sweet Crude Oil (WTI) futures contracts in the Oil Medium-Term Sub-Indices as the “Oil Medium-Term Contracts” and, together with the Oil Short-Term Contract, the “Oil Futures Contracts.” Oil Futures Contracts are NYMEX listed agreements providing for the purchase and sale of a specified type and quantity of crude oil during a stated delivery month for a fixed price.

The Natural Gas Index tracks continuous exposure to the natural gas futures prices in the form of a multi-position horizontal (calendar) spread. The spread position is established such that it provides a 1:1 notional based exposure (1 long: 1 short). A horizontal (calendar) spread is achieved by selling futures contracts that are within a couple of months from expiration and using the proceeds from the short sale to purchase futures contracts that are further from expiration. The spread position is established by taking a long position in aggregate of the Natural Gas Medium-Term Sub-Indices and a long position in the ISE Short Front Month Natural Gas FuturesTM Index, which provides short (inverse) exposure to the Natural Gas Short-Term Sub-Index. Each of the Natural Gas Medium-Term Sub-Indices and the Natural Gas Short-Term Sub-Index measures a return from a long position in a single maturity Henry Hub Natural Gas (NG) futures contract. The ISE Short Front Month Natural Gas Futures™ Index measures a return from holding a short position in the Natural Gas Short-Term Sub-Index; consequently, a long position in the ISE Short Front Month Natural Gas Futures™ Index is economically equivalent to a short position in the Natural Gas Short-Term Sub-Index. We refer to the Henry Hub Natural Gas (NG) futures contract in the Natural Gas Short-Term Sub-Index as the “Natural Gas Short-Term Contract” and the Henry Hub Natural Gas (NG) futures contracts in the Natural Gas Medium-Term Sub-Indices as the “Natural Gas Medium-Term Contracts” and, together with the Natural Gas Short-Term Contract, the “Natural Gas-Futures Contracts.” We refer to the Oil Futures Contracts and the Natural Gas Futures Contracts collectively as the “Futures Contracts.” The Natural Gas Index seeks to provide investors with exposure to one or more maturities of Natural Gas Futures Contracts, which reflect the implied future price of Henry Hub Natural Gas. The Natural Gas Futures Contracts are NYMEX listed agreements providing for the purchase and sale of a specified type and quantity of natural gas during a stated delivery month for a fixed price.

The weights of the relevant Oil Sub-Indices and Natural Gas Sub-Indices (together, the “Sub-Indices”; we refer to each individual sub-index underlying an Index as a “Sub-Index”) are rebalanced monthly before the roll process of the relevant Index to maintain the relevant long to short ratio for that Index, as more fully described under “The Indices” beginning on page S-35. A constant exposure to the relevant futures prices is achieved by rolling both the short and long positions of the relevant Futures Contracts in the relevant Sub-Indices to the next available delivery month.

The Indices were created by the International Securities Exchange, LLC (“ISE” or the “Index Sponsor”) and are calculated by Standard & Poor’s Financial Services LLC (“S&P”). S&P calculates the levels of the Indices on a real-time basis when the NYMEX is open (excluding holidays and weekends) and publishes them on Bloomberg under the ticker symbol “OGZ” for the Oil Index and “GYY” for the Natural Gas Index as soon as practicable thereafter. For a detailed description of the Indices, see “The Indices” beginning on page S-35.

Unlike ordinary debt securities, the Securities do not guarantee any return of principal at maturity, call, acceleration or upon early redemption.

The Securities do not guarantee any return of principal at, or prior to, maturity, call, acceleration, or upon early redemption. Instead, at maturity of a series of Securities, you will receive a cash payment based on the daily performance of the relevant Index equal to the Current Principal Amount as of the Final Valuation Date. If the amount so calculated is less than zero, the payment at maturity will be zero. You may lose some or all of your principal at maturity, if the return on the Securities as of the Final Valuation Date, which is based on the level of the relevant Index, declines or does not increase by an amount, together with the Financing Payment, sufficient to offset the negative effect of the Fee Amount, and, if applicable, the Redemption Fee Amount. The Oil Index measures the return from taking a one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Oil Futures Index, a short, or inverse, position in the Oil Short-Term Sub-Index (a long to short ratio of 1.5:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1.5:1 ratio. The Natural Gas Index measures the return from taking a long position in aggregate of the Natural Gas Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Natural Gas Futures Index, a short position in the Natural Gas Short-Term Sub-Index (a long to short ratio of 1:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1:1 ratio. See “Specific Terms of the Securities — Cash Settlement Amount at Maturity” beginning on page S-52.

We will not pay you interest during the term of the Securities.

At maturity, call, acceleration or upon early redemption of a series of Securities, you will receive a cash payment per Security equal to the Current Principal Amount, which will be calculated on the Final Valuation Date or applicable Valuation Date, as the case may be, and based on the relevant Index Closing Level. If redeemed, on the relevant Redemption Date for your series of the Securities, you will receive the Current Principal Amount minus the Redemption Fee Amount as of the applicable Valuation Date.

Current Principal Amount: On the Initial Trade Date, the Current Principal Amount for each series of the Securities is equal to $25.00 per Security. For each subsequent calendar day, the Current Principal Amount will equal:

(Current Principal Amount on the previous calendar day x Daily Index Factor) + Financing Payment – Fee Amount

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

Daily Index Factor: The Daily Index Factor for any series of Securities on any Index Business Day will equal (i) the Index Closing Level for that series on such Index Business Day divided by (ii) the Index Closing Level for that series of Securities on the immediately preceding Index Business Day. The Daily Index Factor will equal one on any calendar day that is not an Index Business Day.

For purposes of calculating the Current Principal Amount at maturity, call, acceleration or upon early redemption, the Daily Index Factor will be determined as of the Final Valuation Date or corresponding Valuation Date, as the case may be.

Fee Amount: Each series of the Securities is subject to a “Fee Amount” per Security equal to 0.85% per annum. On the Initial Trade Date, the Fee Amount is equal to zero. On each subsequent calendar day until maturity, call, acceleration or upon early redemption the Fee Amount equals the product of (i) 0.85% divided by 365 times (ii) the Current Principal Amount for that series on the previous calendar day. Because the Fee Amount is calculated and subtracted from the Current Proposed Amount on a daily basis, the net effect of the Fee Amount accumulates over time.

Financing Payment: You will receive a Financing Payment per Security, which accrues on a daily basis. On the Initial Trade Date, the Financing Payment is equal to zero. On each subsequent calendar day, the Financing Payment equals the product of (i) the Financing Rate divided by 360 times (ii) the Current Principal Amount on the previous calendar day.

Financing Rate: On any calendar day, the Financing Rate equals:

(((1-(91/360) x T-Bill Rate) ^ (-1/91)) -1) x 360

where the T-Bill rate equals the most recent published 91-day U.S. Treasury Bill auction rate, as published weekly on Monday and made effective the following Index Business Day, available from Bloomberg on page USB3MTA. The T-Bill rate is expressed as a percentage.

The Securities are designed as a trading product for sophisticated investors and not as a “buy and hold” investment.

The Securities are not suitable for all investors. The Securities are designed as a trading product for sophisticated investors. In particular, the Securities should be purchased only by investors who understand the consequences of seeking a compounded daily return of the relevant Index, taking into account the effect of the Financing Rate minus the Fee Amount, based upon the performance of either a rebalanced unequal combination of one-and-a-half times long and a short, or inverse, investment results generally, or a compounded daily return based upon the performance of a rebalanced equal combination of long and short, or inverse, positions. Investing in the Securities is not equivalent to a direct investment in the Indices. The Securities are subject to the negative effect of the Fee Amount and, if applicable, the

Redemption Fee Amount, which can negatively affect returns. The amount you receive at maturity, call, acceleration or upon an earlier redemption will be contingent upon the level of the relevant Index — the Oil Index, which measures the compounded daily return from taking a one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Oil Futures Index a short, or inverse, position in the Oil Short-Term Sub-Index (a long to short ratio of 1.5:1), or the Natural Gas Index, which measures the compounded daily return from taking a long position in aggregate in the Natural Gas Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Natural Gas Futures Index, a short position in the Natural Gas Short-Term Sub-Index (a long to short ratio of 1:1) — during the term of the Securities. The weights of the relevant Oil Medium-Term Sub-Indices and Natural Gas Medium-Term Sub-Indices (together, the “Medium-Term Sub-Indices”) and Oil Short-Term Sub-Index and Natural Gas Short-Term Sub-Index (together, the “Short-Term Sub-Indices”) are rebalanced monthly before the Sub-Indices’ roll process of the relevant Index to maintain the ratio for that Index. In addition, because the Daily Index Factor measures the relevant Index’s performance on a daily basis, the change in the Current Principal Amount from the previous Index Business Day on any Valuation Date or the Final Valuation Date will reflect the change in the Index Closing Level only from the previous Index Business Day, after taking into account the Fee Amount and the Financing Payment. There is no guarantee that you will receive at maturity, call, acceleration or upon an earlier redemption your initial investment back or any return on that investment. Because of the effect of the rebalancing of the Sub-Indices, significant negative daily performances for your Securities (as a result of declines in the level of the relevant Index, reflecting negative daily returns of the relevant Medium-Term Sub-Indices and positive daily returns of the relevant Short-Term Sub-Indices) may not be offset by any positive daily performance of the Securities of the same magnitude.

The value of the Securities is linked to the relevant Index, which reflects the performance of the relevant Futures Contracts in the relevant Sub-Indices.

Your investment in the Securities is linked to the level of the relevant Index: the Oil Index, which measures the return from taking a one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Oil Futures Index, a short, or inverse, position in the Oil Short-Term Sub-Index (a long to short ratio of 1.5:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1.5:1 ratio, or the Natural Gas Index, which measures the return from taking a long position in the Natural Gas Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Natural Gas Futures Index, a short position, or inverse position in the Natural Gas Short-Term Sub-Index (a long to short ratio of 1:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1:1 ratio. However, there can be no assurance that the positive performance of the relevant Medium-Term Sub-Indices, as reflected in the level of the relevant Index, will always have more of an effect on the value of the Securities than the positive performance of the Oil Short-Term Sub-Index or the Natural Gas Short-Term Sub-Index, as applicable, as reflected in the level of the relevant Index. Any increases in the value of the Securities due to an increase in the price of the relevant Medium-Term Sub-Indices, as reflected in the level of the relevant Index, may be offset by a larger increase in the price of the Oil Short-Term Sub-Index or the Natural Gas Short-Term Sub-Index, as applicable, as reflected in the level of the relevant Index. Notwithstanding the gains resulting from the Financing Payment and subject to the combined negative effect of the Fee Amount and the Redemption Fee Amount, as applicable, the value of your Securities will generally appreciate as the price of the relevant Medium-Term Sub-Indices increases, as reflected in the level of the relevant Index, and the price of the Oil Short-Term Sub-Index or the Natural Gas Short-Term Sub-Index, as applicable, decreases, as reflected in the level of the relevant Index, and will decrease in value as the price of the relevant Medium-Term Sub-Indices decreases, as reflected in the level of the relevant Index, and the price of the Oil Short-Term Sub-Index or the Natural Gas Short-Term Sub-Index, as applicable, increases, as reflected in the level of the relevant Index. You may lose some or all of your investment if the price of the relevant Medium-Term Sub-Indices decreases and the price of the Oil Short-Term Sub-Index or the Natural Gas Short-Term

Sub-Index, as applicable, increases over the term of your Securities, which, in turn, will cause the level of the relevant Index to decline over the term of your Securities.

Early Redemption

You may elect to require UBS to redeem your Securities (subject to a minimum redemption amount of at least 50,000 Securities of the same Series) on any Trading Day prior to the Maturity Date. If you elect to have your Securities redeemed and have done so under the redemption procedures described under “Specific Terms of the Securities — Redemption Procedures,” you will receive payment for your securities on the Redemption Date (as defined below). The first Redemption Date will be June 27, 2011 and the last Redemption Date will be June 7, 2041. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, as defined below. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities of the same series; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Current Principal Amount as of the applicable Valuation Date, minus the Redemption Fee Amount as of the applicable Valuation Date. We refer to this cash payment as the “Redemption Amount.” If the amount so calculated is less than zero, the payment upon early redemption will be zero.

You may lose some or all of your investment upon early redemption, if the return on the Securities as of the applicable Valuation Date, which is based on the level of the relevant Index, declines or does not increase by an amount, together with the Financing Payment, sufficient to offset the combined negative effect of the Fee Amount and the Redemption Fee Amount. The Oil Index measures the return from taking a one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and taking, through a long position in the ISE Short-Front Month Oil Futures Index, a short, or inverse, position in the Oil Short-Term Sub-Index (a long to short ratio of 1.5:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1.5:1 ratio. The Natural Gas Index measures the return from taking a long position in aggregate of the Natural Gas Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Natural Gas Futures Index, a short position in the Natural Gas Short-Term Sub-Index (a long to short ratio of 1:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1:1 ratio. See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” beginning on page S-54 and “— Redemption Procedures” beginning on page S-55.

For any early redemption, the applicable “Valuation Date” means the first Trading Day following the date on which you deliver a redemption notice to UBS in compliance with the redemption procedures. The applicable “Redemption Date” means the third Trading Day following the corresponding Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Trading Day.

For a detailed description of the redemption procedures applicable to an early redemption, see “Specific Terms of the Securities — Redemption Procedures” beginning on page S-55.

UBS’s Call Right

On any Trading Day on or after June 18, 2012 through and including the Maturity Date, UBS may at its option redeem all, but not less than all, issued and outstanding Securities of any series. To exercise its Call Right, UBS must provide notice to the holders of the Securities of the relevant series not less than ten calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive a cash payment per Security equal to the Current Principal Amount as of the Valuation

Date. We refer to this cash payment as the “Call Settlement Amount.” In the event UBS exercises its Call Right, the applicable “Valuation Date” means the third Trading Day prior to the Call Settlement Date. See also “Description of the Debt Securities We May Offer — Redemption and Payment” in the attached prospectus.

You may lose some or all of your investment upon UBS’ exercise of its Call Right, if the return on the Securities as of the applicable Valuation Date, which is based on the level of the relevant Index, declines or does not increase by an amount, together with the Financing Payment, sufficient to offset the negative effect of the Fee Amount. The Oil Index measures the return from taking a one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Oil Futures Index, a short, or inverse, position in the Oil Short-Term Sub-Index (a long to short ratio of 1.5:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1.5:1 ratio. The Natural Gas Index measures the return from taking a long position in aggregate of the Natural Gas Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Natural Gas Futures Index, a short position in the Natural Gas Short-Term Sub-Index (a long to short ratio of 1:1), rebalanced monthly before the contract roll process to maintain the 1:1 ratio. See “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-55.

Acceleration Upon Minimum Indicative Value

If, at any time, the indicative value of the Securities of any series on any Index Business Day (i) equals $5.00 or less or (ii) decreases in value at least 60% as compared to the closing indicative value on the previous Index Business Day (each such date, an “Acceleration Date”), all issued and outstanding Securities of that series will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value would later exceed $5.00 or increase from the 60% level on such Acceleration Date or any subsequent Index Business Day) for a cash payment equal to the Current Principal Amount on the Acceleration Date (the “Acceleration Amount”). The Acceleration Amount will be paid to Securities holders on the third Trading Day after the Acceleration Date (the “Acceleration Settlement Date”).

Selected Risk Considerations

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-19.

➢

You may lose some or all of your investment — The Securities are exposed to any compounded daily decline in the relevant Index Closing Level over the term of the Securities, as measured on the applicable Valuation Date or the Final Valuation Date, in each case caused by any daily decrease in the level of the Medium-Term Sub-Indices and daily increase in the level of the Short-Term Sub-Indices. Because the negative effect of the Fee Amount, and the Redemption Fee Amount, if applicable, reduces your final payment, the combination of one-and-a-half times the long performance of the Oil Medium-Term Sub-Indices, and the short, or inverse, return of the Oil Short-Term Sub-Index (a long to short ratio of 1.5:1), or the combination of the long position in the Natural Gas Medium-Term Sub-Indices and a short position in the Natural Gas Short-Term Sub-Index (a long to short ratio of 1:1), in each case as reflected in the Index Closing Level over the term of the Securities, will need to be sufficient, together with the Financing Payment, to offset the negative effect of the Fee Amount, and any Redemption Fee Amount, in order for you to receive a payment at maturity equal to your initial investment in the Securities. If the level of the relevant Index is not sufficient to offset the negative effect of the Fee Amount, and any Redemption Fee Amount, over the relevant period, you will lose some or all of your investment at maturity, call, acceleration or upon early redemption.

➢

The Sub-Indices may not always correlate in a manner that will result in an increase in the level of the relevant Index — the Securities are linked to the level of the relevant Index: the Oil Index which, in turn, measures the return from taking a one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Oil Futures Index, a short, or inverse, position in the Oil Short-Term Sub-Index (a long to short ratio of 1.5:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1.5:1 ratio, and the Natural Gas Index, which, in turn, measures the return from taking a long position in aggregate of the Natural Gas Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Natural Gas Futures Index, a short, or inverse, position in the Natural Gas Short-Term Sub-Index (a long to short ratio of 1:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1:1 ratio. We expect the value of the Securities to increase as the level of the relevant Index increases, which will be, generally, in any one of the following three situations: (i) the levels of the Medium-Term Sub-Indices increase while the levels of the Short-Term Sub-Indices decrease; (ii) both the levels of the Medium-Term Sub-Indices and the levels of the Short-Term Sub-Indices increase, and the increase of the Medium-Term Sub-Indices is more than that of the Short-Term Sub-Indices; or (iii) both the levels of the Medium-Term Sub-Indices and the levels of the Short-Term Sub-Indices decrease, and the decrease in the Short-Term Sub-Indices is more than that of the Medium-Term Sub-Indices. There can be no assurance, however, that the Sub-Indices will always correlate in a manner that results in an increase in the level of the relevant Index, causing an increase in the value of the Securities; the Sub-Indices may correlate in a manner that results in a decrease in the level of the relevant Index, causing a decrease in the value of the Securities. See “Risk Factors — The level of the relevant Index, and therefore the value of the Securities, may not increase when the levels of the relevant Medium-Term Sub-Indices increase or the levels of the relevant Short-Term Sub-Indices decrease” on page S-21.

➢

Market risk — The return on the Securities, which may be positive or negative, is directly linked to the level of the relevant Index, which, in turn, measures the return from taking an unequal (1.5:1 long to short) or equal (1:1 long to short) position, as the case may be, in the relevant Sub-Indices. The performance of each of the Medium-Term Sub-Indices and Short-Term Sub-Indices is based on the prices of one or more Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas Futures (NG) futures contracts. The prices of Light Sweet Crude Oil (WTI) and Henry Hub Natural Gas (NG) are affected by a variety of factors and may change unpredictably, affecting the value of Light Sweet Crude Oil (WTI) futures contracts and Henry Hub Natural Gas futures contracts, and consequently, the levels of each of the Medium-Term Sub-Indices and Short-Term Sub-Indices, the Indices and the value of your Securities in unforeseeable ways.

➢

Credit of UBS — The Securities are senior unsecured debt securities of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity, call, acceleration or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call, acceleration or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

➢

Potential over-concentration in a particular commodity — There is only one commodity — Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas — underlying the futures contracts included in each of the Indices. Trading in Light Sweet Crude Oil (WTI) and Henry Hub Natural Gas futures contracts is speculative and can be extremely volatile. Market prices of Light Sweet Crude Oil (WTI) and Henry Hub Natural Gas may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments and changes in interest rates. An investment in the Securities will increase your portfolio’s exposure to fluctuations in the oil or natural gas markets, as applicable.

➢

A trading market for the Securities may not develop — Although each series of the Securities has been approved for listing on NYSE Arca, subject to official notice of issuance, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of any series of the Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of any series of the Securities shown on the cover of this prospectus supplement. We may suspend or cease sales of any series of the Securities at any time, at our discretion. Therefore, the liquidity of any series of the Securities may be limited.

➢

Limited performance history — The return on each series of the Securities is linked to the performance of the relevant Index, each of which was launched on June 14, 2011. As a result, each Index has a limited performance history, and it is uncertain how that Index will perform in the future. Estimated historical data prior to June 14, 2011 has been simulated by applying the relevant Index’s calculation methodology to historical levels of the futures contracts included in that Index. No future performance of any Index can be predicted based on the estimated historical or the historical returns described in this prospectus supplement.

➢	No interest payments from the Securities — You will not receive any interest payments on the Securities.

➢	No redemption prior to June 27, 2011 — You may elect to redeem your Securities on or after June 27, 2011. Accordingly, your ability to liquidate the Securities may be limited prior to that date.

➢

Minimum redemption amount — You must elect to redeem at least 50,000 Securities of the same series for UBS to repurchase your Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement and there can be no assurance that they can or will do so. Therefore, the liquidity of the Securities may be limited.

➢

Your redemption election is irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the applicable Valuation Date.

➢

Potential automatic acceleration — In the event the indicative value of the Securities of any series (i) equals $5.00 or less on any Index Business Day or (ii) decreases in value at least 60% as compared to the closing indicative value on the previous Index Business Day, the Securities of that series will be automatically accelerated and mandatorily redeemed by UBS and you will receive a cash payment equal to the Acceleration Amount.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

➢

UBS’s Call Right — UBS may elect to redeem all outstanding Securities of any series on any Trading Day on or after June 18, 2012 as described under “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-55. If UBS exercises its Call Right, the Call Settlement Amount may be less than your initial investment in the Securities of that series.

The Securities may be a suitable investment for you if:

➢

You are willing to accept the risk of fluctuations in commodities prices, in general, and the risks inherent in a concentrated investment in Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas (NG) futures contracts, as applicable, in particular.

➢

You seek an investment with a compounded daily return linked to the level of the relevant Index, taking into account the effect of the financing rate minus the fee amount. The Oil Index measures the return from taking a one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Oil Futures Index, a short, or inverse, position in the Oil Short-Term Sub-Index (a long to short ratio of 1.5:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1.5:1 ratio. The Natural Gas Index measures the return from taking a long position in aggregate of the Natural Gas Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Natural Gas Futures Index, a short, or inverse, position in the Natural Gas Short-Term Sub-Index (a long to short ratio of 1:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1:1 ratio.

➢

You understand the consequences of seeking returns linked to a trading strategy that seeks to profit from the potential divergence of the performances of the relevant Sub-Indices; i.e., that the relevant Medium-Term Sub-Indices will increase while the Oil Short-Term Sub-Index or the Natural Gas Short-Term Sub-Index, as applicable, will decrease, and you intend to actively monitor and manage your investment.

➢

You understand the consequences of seeking returns linked to a trading strategy that seeks to profit from negative “roll yields” of Light Sweet Crude Oil (WTI) futures contracts or Henry Hub Natural Gas futures contracts by selling a futures contract in the Oil Short-Term Sub-Index or the Natural Gas Short-Term Sub-Index, as applicable, and buying futures contracts in the relevant Medium-Term Sub-Indices.

➢

You believe the level of the relevant Index — the Oil Index, which measures the return from taking a one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Oil Futures Index, a short, or inverse, position in the Oil Short-Term Sub-Index (a long to short ratio of 1.5:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1.5:1 ratio, or the Natural Gas Index, which measures the return from taking a long position in aggregate of the Natural Gas Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Natural Gas Futures Index, a short position in the Natural Gas Short-Term Sub-Index (a long to short ratio of 1:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1:1 ratio — will increase, as measured by the Daily Index Factor, by an amount, together with the Financing Payment, sufficient to offset the cumulative effect of the Fee Amount and any Redemption Fee Amount.

➢	You are willing to accept the risk that you may lose some or all of your investment.

➢	You are willing to hold securities that are subject to the UBS Call Right, on any Trading Day on or after June 18, 2012.

➢	You are investing in the Securities as a trading product and not as part of a long-term investment portfolio.

➢	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.

➢	You are willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You do not seek current income from your investment.

➢	You are not seeking an investment for which there will be an active secondary market.

The Securities may not be a suitable investment for you if:

➢

You are not willing to accept the risk of fluctuations in commodities prices, in general, and the risks inherent in a concentrated investment in Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas (NG) futures contracts, as applicable, in particular.

➢

You do not seek an investment with a compounded daily return linked to the level of the relevant Index, taking into account the effect of the financing rate minus the fee amount. The Oil Index measures the return from taking a one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Oil Futures Index, a short, or inverse, position in the Oil Short-Term Sub-Index (a long to short ratio of 1.5:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1.5:1 ratio. The Natural Gas Index measures the return from taking a long position in aggregate of the Natural Gas Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Natural Gas Futures Index, a short, or inverse, position in the Natural Gas Short-Term Sub-Index (a long to short ratio of 1:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1:1 ratio.

➢

You do not understand the consequences of seeking returns linked to a trading strategy that seeks to profit from the potential divergence of the performances of the relevant Sub-Indices; i.e., that the price of the relevant Medium-Term Sub-Indices will increase while the price of the Oil Short-Term Sub-Index or the Natural Gas Short-Term Sub-Index, as applicable, will decrease, and you do not intend to actively monitor and manage your investment.

➢

You do not understand the consequences of seeking returns linked to a trading strategy that seeks to profit from negative “roll yields” of Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas (NG) futures contracts by selling a futures contract in the Oil Short-Term Sub-Index or the Natural Gas Short-Term Sub-Index, as applicable, and buying futures contracts in the Medium-Term Sub-Indices.

➢

You believe that the level of the relevant Index — the Oil Index, which measures the return from taking a one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Oil Futures Index, a short, or inverse, position in the Oil Short-Term Sub-Index (a long to short ratio of 1.5:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1.5:1 ratio, or the Natural Gas Index, which measures the return from taking a long position in aggregate of the Natural Gas Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Natural Gas Futures Index, a short, or inverse, position in the Natural Gas Short-Term Sub-Index (a long to short ratio of 1:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1:1 ratio — will decline, as measured by the Daily Index Factor, or that any increase in the level of the relevant Index, as measured by the Daily Index Factor, together with the Financing Payment, will not be sufficient to offset the negative effect of the Fee Amount, and any Redemption Fee Amount.

➢	You are not willing to accept the risk that you may lose some or all of your investment.

➢	You are not willing to hold securities that are subject to the UBS Call Right, on any Trading Day on or after June 18, 2012.

➢	You are investing in the Securities to hold them long-term, or until maturity, as part of a long-term investment portfolio, rather than investing in the Securities as a trading product.

➢	You are not comfortable with the creditworthiness of UBS, as issuer of the Securities.

➢	You are not willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You prefer the lower risk and therefore accept the potentially lower returns of traditional fixed-income investments with comparable maturities and credit ratings.

➢	You seek current income from your investment.

➢	You seek an investment for which there will be an active secondary market.

Who calculates and publishes the Indices?

The levels of the Indices are calculated by S&P on behalf of ISE and disseminated by ISE through OPRA approximately every fifteen seconds (assuming the level of the relevant Index has changed within such fifteen-second interval) from 7:30 a.m. to 4:00 p.m., New York City time, and a daily level for each Index is published at approximately 4:00 p.m., New York City time, on each Index Business Day. Index information, including the Index level, is available from the International Securities Exchange and Bloomberg under “OGZ” for the Oil Index and “GYY” for the Natural Gas Index. The historical performance of the Indices is not indicative of the future performance of the Indices or the Securities, or the level of the Indices or the Current Principal Amount of the Securities on the Final Valuation Date or applicable Valuation Date, as the case may be.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Certain U.S. Federal Income Tax Consequences” on page S-63.

Pursuant to the terms of the Securities, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the relevant Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could be treated for tax purposes in an alternative manner described under “Certain U.S. Federal Income Tax Consequences” on page S-63.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments.

Holders are urged to consult their tax advisors concerning the significance, and the potential impact of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Certain U.S. Federal Income Tax Consequences” on page S-63 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Conflicts of Interest

Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Hypothetical Examples

Hypothetical Payment at Maturity or Call, or upon Early Redemption

The following examples illustrate how the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. They are purely hypothetical and are provided for illustrative purposes only. They should not be taken as an indication or prediction of future investment results. If you sell your Securities in the secondary market prior to the Maturity Date, your return will depend on the market value of your Securities at the time of sale, which may be affected by a number of other factors not reflected in the tables below. See “Risk Factors” on page S-19 for further information. The hypothetical examples below do not take into account the effects of any applicable taxes.

In Example 1, the level of the Index increases at a constant rate of 0.025% per day for 30 days. In Example 2, the level of the Index increases at a constant rate of 0.025% per day for the first 15 days, and then decreases at a constant rate of 0.025% per day for the next 15 days. In Example 3, the level of the Index decreases at a constant rate of 0.025% per day for the first 15 days, and then increases at a constant rate of 0.025% per day for the next 15 days. In Example 4, the level of the Index decreases at a constant rate of 0.025% per day for 30 days. For ease of analysis and presentation, the followings examples also assume that the term of the Securities is 30 days and that no acceleration upon minimum indicative value has occurred. These examples highlight the impact of the Fee Amount and Financing Payment on the payment at maturity or call, or upon early redemption, under different circumstances. The figures in these examples have been rounded for convenience.

The following assumptions are used in each of the six examples:

➢	the initial index level for the Index is 1,000;

➢	the Current Principal Amount on the first day is $25.00;

➢	the Financing Rate is 0.16%;

➢	the Fee Amount is calculated on an actual/365 basis; and

➢	the Financing payment is calculated on an actual/360 basis.

Hypothetical Examples

Example 1

Day	Index Closing Level	Daily Index Factor		Fee Amount	Financing Payment	Current Principal Amount	Redemption Amount
A	B	C	D	E	F	G	H
			(previous Current Principal Amount x Index Performance Ratio)	(previous Current Principal Amount x Fee Amount x Act/365)	(previous Current Principal Amount x Financing Rate x Act/360)	(D - E + F)	(G - (G x Redemption Fee Amount))
1	100.03	1.00025	25.0063	0.0005822	0.0000313	25.00570	24.9744
2	100.05	1.00025	25.0120	0.0005823	0.0000313	25.01140	24.9801
3	100.08	1.00025	25.0177	0.0005825	0.0000313	25.01710	24.9858
4	100.10	1.00025	25.0234	0.0005826	0.0000313	25.02280	24.9915
5	100.13	1.00025	25.0291	0.0005827	0.0000313	25.02851	24.9972
6	100.15	1.00025	25.0348	0.0005829	0.0000313	25.03421	25.0029
7	100.18	1.00025	25.0405	0.0005830	0.0000313	25.03992	25.0086
8	100.20	1.00025	25.0462	0.0005831	0.0000313	25.04563	25.0143
9	100.23	1.00025	25.0519	0.0005833	0.0000313	25.05134	25.0200
10	100.25	1.00025	25.0576	0.0005834	0.0000313	25.05705	25.0257
11	100.28	1.00025	25.0633	0.0005835	0.0000313	25.06276	25.0314
12	100.30	1.00025	25.0690	0.0005837	0.0000313	25.06847	25.0371
13	100.33	1.00025	25.0747	0.0005838	0.0000313	25.07419	25.0428
14	100.35	1.00025	25.0805	0.0005839	0.0000313	25.07991	25.0486
15	100.38	1.00025	25.0862	0.0005841	0.0000314	25.08562	25.0543
16	100.40	1.00025	25.0919	0.0005842	0.0000314	25.09134	25.0600
17	100.43	1.00025	25.0976	0.0005843	0.0000314	25.09706	25.0657
18	100.45	1.00025	25.1033	0.0005845	0.0000314	25.10278	25.0714
19	100.48	1.00025	25.1091	0.0005846	0.0000314	25.10850	25.0771
20	100.50	1.00025	25.1148	0.0005847	0.0000314	25.11423	25.0828
21	100.53	1.00025	25.1205	0.0005849	0.0000314	25.11995	25.0886
22	100.55	1.00025	25.1262	0.0005850	0.0000314	25.12568	25.0943
23	100.58	1.00025	25.1320	0.0005851	0.0000314	25.13141	25.1000
24	100.60	1.00025	25.1377	0.0005853	0.0000314	25.13714	25.1057
25	100.63	1.00025	25.1434	0.0005854	0.0000314	25.14287	25.1114
26	100.65	1.00025	25.1492	0.0005855	0.0000314	25.14860	25.1172
27	100.68	1.00025	25.1549	0.0005857	0.0000314	25.15433	25.1229
28	100.70	1.00025	25.1606	0.0005858	0.0000314	25.16007	25.1286
29	100.73	1.00025	25.1664	0.0005859	0.0000315	25.16580	25.1343
30	100.75	1.00025	25.1721	0.0005861	0.0000315	25.17154	25.1401

Cumulative Index Return				0.75273%
Return on Securities (assumes a redemption)				0.56029%

Hypothetical Examples

Example 2

Day	Index Closing Level	Daily Index Factor		Fee Amount	Financing Payment	Current Principal Amount	Redemption Amount
A	B	C	D	E	F	G	H
			(previous Current Principal Amount x Index Performance Ratio)	(previous Current Principal Amount x Fee Amount x Act/365)	(previous Current Principal Amount x Financing Rate x Act/360)	(D - E + F)	(G - (G x Redemption Fee Amount))
1	100.03	1.00025	25.0063	0.0005822	0.0000313	25.00570	24.9744
2	100.05	1.00025	25.0120	0.0005823	0.0000313	25.01140	24.9801
3	100.08	1.00025	25.0177	0.0005825	0.0000313	25.01710	24.9858
4	100.10	1.00025	25.0234	0.0005826	0.0000313	25.02280	24.9915
5	100.13	1.00025	25.0291	0.0005827	0.0000313	25.02851	24.9972
6	100.15	1.00025	25.0348	0.0005829	0.0000313	25.03421	25.0029
7	100.18	1.00025	25.0405	0.0005830	0.0000313	25.03992	25.0086
8	100.20	1.00025	25.0462	0.0005831	0.0000313	25.04563	25.0143
9	100.23	1.00025	25.0519	0.0005833	0.0000313	25.05134	25.0200
10	100.25	1.00025	25.0576	0.0005834	0.0000313	25.05705	25.0257
11	100.28	1.00025	25.0633	0.0005835	0.0000313	25.06276	25.0314
12	100.30	1.00025	25.0690	0.0005837	0.0000313	25.06847	25.0371
13	100.33	1.00025	25.0747	0.0005838	0.0000313	25.07419	25.0428
14	100.35	1.00025	25.0805	0.0005839	0.0000313	25.07991	25.0486
15	100.38	1.00025	25.0862	0.0005841	0.0000314	25.08562	25.0543
16	100.35	0.99975	25.0794	0.0005842	0.0000314	25.07880	25.0474
17	100.33	0.99975	25.0725	0.0005840	0.0000314	25.07198	25.0406
18	100.30	0.99975	25.0657	0.0005839	0.0000313	25.06516	25.0338
19	100.28	0.99975	25.0589	0.0005837	0.0000313	25.05834	25.0270
20	100.25	0.99975	25.0521	0.0005836	0.0000313	25.05152	25.0202
21	100.23	0.99975	25.0453	0.0005834	0.0000313	25.04470	25.0134
22	100.20	0.99975	25.0384	0.0005832	0.0000313	25.03789	25.0066
23	100.18	0.99975	25.0316	0.0005831	0.0000313	25.03108	24.9998
24	100.15	0.99975	25.0248	0.0005829	0.0000313	25.02427	24.9930
25	100.12	0.99975	25.0180	0.0005828	0.0000313	25.01746	24.9862
26	100.10	0.99975	25.0112	0.0005826	0.0000313	25.01066	24.9794
27	100.07	0.99975	25.0044	0.0005824	0.0000313	25.00385	24.9726
28	100.05	0.99975	24.9976	0.0005823	0.0000313	24.99705	24.9658
29	100.02	0.99975	24.9908	0.0005821	0.0000312	24.99025	24.9590
30	100.00	0.99975	24.9840	0.0005820	0.0000312	24.98345	24.9522

Cumulative Index Return				-0.00009%
Return on Securities (assumes a redemption)				-0.19110%

Hypothetical Examples

Example 3

Day	Index Closing Level	Daily Index Factor		Fee Amount	Financing Payment	Current Principal Amount	Redemption Amount
A	B	C	D	E	F	G	H
			(previous Current Principal Amount x Index Performance Ratio)	(previous Current Principal Amount x Fee Amount x Act/365)	(previous Current Principal Amount x Financing Rate x Act/360)	(D - E + F)	(G - (G x Redemption Fee Amount))
1	99.98	0.99975	24.9938	0.0005822	0.0000313	24.99320	24.9620
2	99.95	0.99975	24.9870	0.0005820	0.0000312	24.98640	24.9552
3	99.93	0.99975	24.9802	0.0005819	0.0000312	24.97960	24.9484
4	99.90	0.99975	24.9734	0.0005817	0.0000312	24.97281	24.9416
5	99.88	0.99975	24.9666	0.0005816	0.0000312	24.96601	24.9348
6	99.85	0.99975	24.9598	0.0005814	0.0000312	24.95922	24.9280
7	99.83	0.99975	24.9530	0.0005812	0.0000312	24.95243	24.9212
8	99.80	0.99975	24.9462	0.0005811	0.0000312	24.94564	24.9145
9	99.78	0.99975	24.9394	0.0005809	0.0000312	24.93886	24.9077
10	99.75	0.99975	24.9326	0.0005808	0.0000312	24.93207	24.9009
11	99.73	0.99975	24.9258	0.0005806	0.0000312	24.92529	24.8941
12	99.70	0.99975	24.9191	0.0005805	0.0000312	24.91851	24.8874
13	99.68	0.99975	24.9123	0.0005803	0.0000311	24.91173	24.8806
14	99.65	0.99975	24.9055	0.0005801	0.0000311	24.90496	24.8738
15	99.63	0.99975	24.8987	0.0005800	0.0000311	24.89818	24.8671
16	99.65	1.00025	24.9044	0.0005798	0.0000311	24.90386	24.8727
17	99.68	1.00025	24.9101	0.0005800	0.0000311	24.90953	24.8784
18	99.70	1.00025	24.9158	0.0005801	0.0000311	24.91521	24.8841
19	99.73	1.00025	24.9214	0.0005802	0.0000311	24.92089	24.8897
20	99.75	1.00025	24.9271	0.0005803	0.0000312	24.92657	24.8954
21	99.78	1.00025	24.9328	0.0005805	0.0000312	24.93225	24.9011
22	99.80	1.00025	24.9385	0.0005806	0.0000312	24.93794	24.9068
23	99.83	1.00025	24.9442	0.0005807	0.0000312	24.94362	24.9124
24	99.85	1.00025	24.9499	0.0005809	0.0000312	24.94931	24.9181
25	99.88	1.00025	24.9555	0.0005810	0.0000312	24.95500	24.9238
26	99.90	1.00025	24.9612	0.0005811	0.0000312	24.96069	24.9295
27	99.92	1.00025	24.9669	0.0005813	0.0000312	24.96638	24.9352
28	99.95	1.00025	24.9726	0.0005814	0.0000312	24.97207	24.9409
29	99.97	1.00025	24.9783	0.0005815	0.0000312	24.97776	24.9465
30	100.00	1.00025	24.9840	0.0005817	0.0000312	24.98345	24.9522

Cumulative Index Return				-0.00009%
Return on Securities (assumes a redemption)				-0.19110%

Hypothetical Examples

Example 4

Day	Index Closing Level	Daily Index Factor		Fee Amount	Financing Payment	Current Principal Amount	Redemption Amount
A	B	C	D	E	F	G	H
			(previous Current Principal Amount x Index Performance Ratio)	(previous Current Principal Amount x Fee Rate x Act/365)	(previous Current Principal Amount x Financing Rate x Act/360)	(D - E + F)	(G - (G x Redemption Fee Amount))
1	99.98	0.99975	24.9938	0.0005822	0.0000313	24.99320	24.9620
2	99.95	0.99975	24.9870	0.0005820	0.0000312	24.98640	24.9552
3	99.93	0.99975	24.9802	0.0005819	0.0000312	24.97960	24.9484
4	99.90	0.99975	24.9734	0.0005817	0.0000312	24.97281	24.9416
5	99.88	0.99975	24.9666	0.0005816	0.0000312	24.96601	24.9348
6	99.85	0.99975	24.9598	0.0005814	0.0000312	24.95922	24.9280
7	99.83	0.99975	24.9530	0.0005812	0.0000312	24.95243	24.9212
8	99.80	0.99975	24.9462	0.0005811	0.0000312	24.94564	24.9145
9	99.78	0.99975	24.9394	0.0005809	0.0000312	24.93886	24.9077
10	99.75	0.99975	24.9326	0.0005808	0.0000312	24.93207	24.9009
11	99.73	0.99975	24.9258	0.0005806	0.0000312	24.92529	24.8941
12	99.70	0.99975	24.9191	0.0005805	0.0000312	24.91851	24.8874
13	99.68	0.99975	24.9123	0.0005803	0.0000311	24.91173	24.8806
14	99.65	0.99975	24.9055	0.0005801	0.0000311	24.90496	24.8738
15	99.63	0.99975	24.8987	0.0005800	0.0000311	24.89818	24.8671
16	99.60	0.99975	24.8920	0.0005798	0.0000311	24.89141	24.8603
17	99.58	0.99975	24.8852	0.0005797	0.0000311	24.88464	24.8535
18	99.55	0.99975	24.8784	0.0005795	0.0000311	24.87787	24.8468
19	99.53	0.99975	24.8716	0.0005793	0.0000311	24.87110	24.8400
20	99.50	0.99975	24.8649	0.0005792	0.0000311	24.86433	24.8333
21	99.48	0.99975	24.8581	0.0005790	0.0000311	24.85757	24.8265
22	99.45	0.99975	24.8514	0.0005789	0.0000311	24.85081	24.8197
23	99.43	0.99975	24.8446	0.0005787	0.0000311	24.84405	24.8130
24	99.40	0.99975	24.8378	0.0005786	0.0000311	24.83729	24.8062
25	99.38	0.99975	24.8311	0.0005784	0.0000310	24.83053	24.7995
26	99.35	0.99975	24.8243	0.0005782	0.0000310	24.82378	24.7927
27	99.33	0.99975	24.8176	0.0005781	0.0000310	24.81702	24.7860
28	99.30	0.99975	24.8108	0.0005779	0.0000310	24.81027	24.7793
29	99.28	0.99975	24.8041	0.0005778	0.0000310	24.80352	24.7725
30	99.25	0.99975	24.7973	0.0005776	0.0000310	24.79677	24.7658

Cumulative Index Return				-0.74729%
Return on Securities (assumes a redemption)				-0.93689%

Hypothetical Examples

We cannot predict the actual Index Closing Level on any Index Business Day or the market value of your Securities, nor can we predict the relationship between the Indices, the Short-Term Sub-Indices or the Medium-Term Sub-Indices and the market value of your Securities at any time prior to the Maturity Date, including on any Valuation Date or the Final Valuation Date. The actual amount that a holder of the Securities will receive at maturity, call, acceleration or upon early redemption, as the case may be, and the rate of return on the Securities will depend on the actual Index Closing Level on the Valuation Date relative to the Index Closing Level on the prior Index Business Day, the Fee Amount, the Financing Payment and any Redemption Fee Amount. The Fee Amount will depend on movements in the actual daily Index Closing Level over the term of the Securities.

The assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Indices on any Index Business Day, the Index Closing Level or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the Securities.

Risk Factors

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the daily return on the Securities is linked to the level of the relevant Index: the Oil Index, which measures the return from taking a one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Oil Futures Index, a short, or inverse, position in the Oil Short-Term Sub-Index (a long to short ratio of 1.5:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1.5:1 ratio, or the Natural Gas Index, which measures the return from taking a long position in aggregate of the Natural Gas Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Natural Gas Futures Index, a short, or inverse, position in the Natural Gas Short-Term Sub-Index (a long to short ratio of 1:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1:1 ratio. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Indices, the Sub-Indices or in Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas futures contracts. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

The Securities are fully exposed to any daily decline in the level of the relevant Index and you may lose some or all of your principal.

The Securities differ from ordinary debt securities in that we will not pay you interest on the Securities or a guaranteed fixed amount at maturity, call, acceleration or upon early redemption. We will pay you at maturity, call, acceleration or upon early redemption the Current Principal Amount per Security, based on the daily performance of the relevant Index, the Financing Payment and the effect of the Fee Amount less, in the case of an early redemption, the Redemption Fee Amount. The Securities are fully exposed to any daily decline in the level of the relevant Index (as measured by the Daily Index Factor). You will lose some or all of your principal if the Index Closing Level declines, or does not rise enough, over the term of the Securities, as measured on any Valuation Date or the Final Valuation Date, such that the cumulative effect of the Fee Amount and any Redemption Fee Amount are not offset. Depending on the Index Closing Level on the applicable Valuation Date or the Final Valuation Date, you could lose a substantial portion and possibly all of your initial investment. The Indices are volatile and subject to a variety of market forces, some of which are described below. The Index Closing Level on any Valuation Date or the Final Valuation Date is therefore unpredictable.

Your Securities are linked to the daily level of the relevant Index: the Oil Index, which measures the return from taking a one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Oil Futures Index, a short, or inverse, position in the Oil Short-Term Sub-Index, or the Natural Gas Index, which measures the return from taking a long position in aggregate of the Natural Gas Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Natural Gas Futures Index, a short, or inverse, position in the Natural Gas Short-Term Sub-Index.

Your investment in the Securities is linked to the daily level of the relevant Index: the Oil Index, which measures the return from taking a one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Oil Futures Index, a

Risk Factors

short, or inverse, position in the Oil Short-Term Sub-Index (a long to short ratio of 1.5:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1.5:1 ratio, or the Natural Gas Index, which measures the return from taking a long position in aggregate of the Natural Gas Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Natural Gas Futures Index, a short, or inverse, position in the Natural Gas Short-Term Sub-Index (a long to short ratio of 1:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1:1 ratio. Notwithstanding the gains resulting from the Financing Payment and subject to the combined negative effect of the Fee Amount and the Redemption Fee Amount, as applicable, your Securities will generally appreciate as the level of the relevant Index increases, which will be, generally, when the levels of the relevant Medium-Term Sub-Indices increase and the levels of the Oil Short-Term Sub-Index or the Natural Gas Short-Term Sub-Index, as applicable, decrease, and will decrease in value as the level of the relevant Index decreases, which will be, generally, when the levels of the relevant Medium-Term Sub-Indices decrease and the levels of the Oil Short-Term Sub-Index or the Natural Gas Short-Term Sub-Index, as applicable, increase. However, there can be no assurance that the positive performance of the relevant Medium-Term Sub-Indices will always have more of an effect on the level of the relevant Index, and therefore the value of the Securities, than the positive performance of the Oil Short-Term Sub-Index or the Natural Gas Short-Term Sub-Index, as applicable. Any increases in the level of the relevant Index, and therefore the value of the Securities, due to an increase in the levels of the relevant Medium-Term Sub-Indices may be offset by an larger increase in the levels of the Oil Short-Term Sub-Index or the Natural Gas Short-Term Sub-Index, as applicable. You may lose some or all of your investment if the level of the relevant Index decreases, caused, generally, by a decrease in the levels of the relevant Medium-Term Sub-Indices and an increase in the levels of the Oil Short-Term Sub-Index or the Natural Gas Short-Term Sub-Index, as applicable, increase over the term of your Securities.

Credit of UBS.

The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity, call, acceleration or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call, acceleration or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

The Securities are not suitable for all investors. In particular, the Securities should be purchased only by sophisticated investors who understand the consequences of seeking compounded daily returns linked to either an unequal combination of combined long and short, or inverse, investment results linked to oil futures contracts or an equal combination of combined long and short investment results linked to natural gas futures contracts, and who intend to actively monitor and manage their investments.

The Securities are not suitable for all investors. The Securities are designed as a trading product for sophisticated investors. In particular, the Securities should be purchased only by sophisticated investors who understand the consequences of seeking compounded daily returns linked to either an unequal combination of rebalanced one-and-a-half times long and short, or inverse, investment results generally or a rebalanced equal combination of long and short positions. Investing in the Securities is not equivalent to a direct investment in relevant Index. An investment in the Oil Futures Securities is not equivalent to a direct one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and a short position in the Oil Short-Term Sub-Index because the combined performance of the Oil Sub-Indices is rebalanced monthly before the contract roll process to maintain the 1.5:1 ratio,

Risk Factors

resulting in the compounding of returns. An investment in the Gas Futures Securities is not equivalent to a direct long position in aggregate of the Natural Gas Medium-Term Sub-Indices and short position in the Natural Gas Short-Term Sub-Index because the combined performance of the Gas Futures Contracts is rebalanced monthly before the Sub-Indices’ roll process to maintain the 1:1 ratio, resulting in the compounding of returns. The rebalancing of the returns of the Sub-Indices is reflected in the level of the relevant Index, and therefore the value of the Securities. The value of the Securities is also subject to the negative effect of the Fee Amount, and any Redemption Fee Amount, which will negatively affect returns. The amount you receive at maturity, call, acceleration or upon an earlier redemption will be contingent upon the level of the relevant Index during the term of the Securities. In addition, because the Daily Index Factor measures the relevant Index performance on a daily basis, the change in the Current Principal Amount from the previous Index Business Day on any Valuation Date or the Final Valuation Date will reflect the change in the Index Closing Level only from the previous Trading Day, after taking into account the Fee Amount and the Financing Payment. There is no guarantee that you will receive at maturity, call, acceleration or upon an earlier redemption your initial investment back or any return on that investment. Significant negative daily performances for your Securities (for example, as a result of declines in the level of the relevant Index caused by negative daily returns of the relevant Medium-Term Sub-Indices and positive daily returns of the relevant Short-Term Sub-Indices) may not be offset by any subsequent positive daily performance of the same magnitude.

The level of the relevant Index, and therefore the value of the Securities, may not increase when the levels of the relevant Medium-Term Sub-Indices increase or the levels of the relevant Short-Term Sub-Indices decrease.

The Securities are linked to the level of each Index: the Oil Index, which measures the return from taking a one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Oil Futures Index, a short, or inverse, position in the Oil Short-Term Sub-Index (a long to short ratio of 1.5:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1.5:1 ratio, or the Natural Gas Index, which measures the return from taking a long position in aggregate of the Natural Gas Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Natural Gas Futures Index, a short, or inverse, position in the Natural Gas Short-Term Sub-Index (a long to short ratio of 1:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1:1 ratio. Generally, we expect the levels of the Oil Index, and therefore the value of the Oil Futures Securities, to increase in any one of the following three situations:

➢	the levels of the Oil Medium-Term Sub-Indices increase while the level of the Oil Short-Term Sub-Index decreases;

➢

both the levels of the Oil Medium-Term Sub-Indices and the level of the Oil Short-Term Sub-Index increase, and the gain on the Oil Medium-Term Sub-Indices is more than two-thirds of that of the Oil Short-Term Sub-Index; or

➢

both the levels of the Oil Medium-Term Sub-Indices and the level of the Oil Short-Term Sub-Index decrease, and the decrease in the Oil Short-Term Sub-Index is more than 1.5 times that of the Oil Medium-Term Sub-Indices.

We expect the levels of the Natural Gas Index, and therefore the value of the Natural Gas Futures Securities, to increase in any one of the following three situations:

➢	the levels of the Natural Gas Medium-Term Sub-Indices increase while the level of the Natural Gas Short-Term Sub-Index decreases;

➢

both the levels of the Natural Gas Medium-Term Sub-Indices and the level of the Natural Gas Short-Term Sub-Index increase, and the gain on the Natural Gas Medium-Term Sub-Indices is more than that of the Natural Gas Short-Term Sub-Index; or

Risk Factors

➢

both the levels of the Natural Gas Medium-Term Sub-Indices and the level of the Natural Gas Short-Term Sub-Index decrease, and the decrease in the Natural Gas Short-Term Sub-Index is more than that of the Natural Gas Medium-Term Sub-Indices.

Conversely, we expect the level of the Oil Index, and therefore the value of the Oil Futures Securities, to decrease in any one of the following three situations:

➢	the levels of the Oil Medium-Term Sub-Indices decrease while the level of the Oil Short-Term Sub-Index increases;

➢

both the levels of the Oil Medium-Term Sub-Indices and the level of the Oil Short-Term Sub-Index decrease, and the decrease in the Oil Medium-Term Sub-Indices is more than two-thirds of that of the Oil Short-Term Sub-Index; or

➢

both the levels of the Oil Medium-Term Sub-Indices and the level of the Oil Short-Term Sub-Index increase, and the gain on the Oil Short-Term Sub-Index is more than 1.5 times of that of the Oil Medium-Term Sub-Indices.

Similarly, we expect the level of the Natural Gas Index, and therefore the value of the Natural Gas Futures Securities, to decrease in any one of the following three situations:

➢	the levels of the Natural Gas Medium-Term Sub-Indices decrease while the level of the Natural Gas Short-Term Sub-Index increases;

➢

both the levels of the Natural Gas Medium-Term Sub-Indices and the level of the Natural Gas Short-Term Sub-Index decrease, and the decrease in the Natural Gas Medium-Term Sub-Indices is more than that of the Oil Short-Term Sub-Index; or

➢

both the levels of the Natural Gas Medium-Term Sub-Indices and the level of the Natural Gas Short-Term Sub-Index increase, and the gain on the Natural Gas Short-Term Sub-Indices is more than that of the Natural Gas Medium-Term Sub-Index.

There can be no assurance that the Sub-Indices will always correlate in a manner that will result in an increase in the level of the Indices, resulting in an increase in the value of the Securities. You should understand that the Securities involve a strategy that seeks to profit from the potential divergence of the performances of the Medium-Term Sub-Indices and the Short-Term Sub-Indices, as described in the first two sets of bullet points above. However, if the performances of the relevant Medium-Term Sub-Indices and the relevant Short-Term Sub-Indices diverge in the manner described in the latter two sets of bullet points above, the level of the Indices will decline, resulting in a decrease in the value of the Securities.

Historically, the relevant Medium-Term Sub-Indices and the relevant Short-Term Sub-Indices are positively correlated, and any gain or decrease in the relevant Medium-Term Sub-Indices would normally be partially offset by the loss or gain on the relevant Short-Term Sub-Indices. However, even though the Oil Short-Term Sub-Index only factors one times negative, in certain circumstances, the short position in the Oil Short-Term Sub-Index may have a larger impact on the value of the Oil Futures Securities because of greater volatility at the front of the oil futures curve; for example, when the losses (or gains) on the Oil Short-Term Sub-Index are more than 1.5 times of that on the Oil Medium-Term Sub-Indices.

The Financing Payment may be less than your return if you had lent funds to a third party.

There is no guarantee that the Financing Payment will correspond to the highest return you would receive if you had lent funds to a third party. If the Financing Payment is less than the return you would

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have otherwise received from lending available funds to a third party for the same time period, your return on the Securities may be less than your return on an investment in a different instrument linked to returns linked to either a combination of the one-and-a-half times long performance of the Oil Medium-Term Sub-Indices and, through taking a long position in the ISE Short Front Month Oil Futures Index, the short, or inverse, performance of the Oil Short-Term Sub-Index, rebalanced monthly before the Sub-Indices’ roll process, or a combination of the long performance of the Natural Gas Medium-Term Sub-Indices and, through taking a long position in the ISE Short Front Month Natural Gas Futures Index, the short performance of the Natural Gas Short-Term Sub-Index, rebalanced monthly before the Sub-Indices’ roll process, where you lent funds for a higher return to the third party.

Changes in the 91-Day U.S. Treasury Bill rate may affect the value of your Securities.

Your payment at maturity, acceleration or call, or upon redemption, will be increased, in part, by the Financing Payment, over the relevant period, which is linked, in part, to the 91-day U.S. Treasury Bill rate. As a result, if the 91-day U.S. Treasury Bill rate decreases during the term of the Securities, the Financing Payment will decrease, which will reduce the amount payable on your Securities at maturity; call, acceleration or upon redemption, and may adversely affect the market value of your Securities.

The Securities may be automatically accelerated and mandatorily redeemed, resulting in a loss of some or all of your investment.

In the event the indicative value of the Securities of any series equals (i) $5.00 or less or (ii) decreases in value at least 60% as compared to the closing indicative value on the previous Index Business Day on any Index Business Day, the Securities of that series will be automatically accelerated and mandatorily redeemed by UBS and you will receive the Acceleration Amount calculated on and as of the Acceleration Date as determined by the Calculation Agent as described herein. The Securities will be automatically accelerated and redeemed even if the indicative value on that Index Business Day or any subsequent Index Business Day would exceed $5.00 or increase from the -60% level on such Acceleration Date or any subsequent Index Business Day.

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities, either positively or negatively. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the Securities.

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing for early redemption.

You must redeem at least 50,000 Securities of the same series at one time in order to exercise your right to redeem your Securities on any Redemption Date. You may only redeem your Securities on a Redemption Date if we receive a notice of redemption from your broker by no later than 12:00 noon (New York City time) and a confirmation of redemption by no later than 5.00 p.m. (New York City time) on the Trading Day prior to the applicable Valuation Date. If we do not receive your notice of redemption by 12:00 noon (New York City time), or the confirmation of redemption by 5:00 p.m. (New York City time) on the Trading Day prior to the applicable Valuation Date, your notice will not be effective and we will not redeem your Securities on the applicable Redemption Date. Your notice of redemption will not be effective until we confirm receipt. In addition, we may request a medallion

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signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” on page S-54 for more information.

You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your Securities. Your notice to us to redeem your Securities is irrevocable and must be received by us no later than 12:00 noon, New York City time, on the Trading Day immediately preceding the applicable Valuation Date and a completed and signed confirmation of such redemption must be received by us no later than 5.00 p.m., New York City time, on the same date. The Valuation Date is the first Trading Day following the date on which such notice and confirmation are received by us. You will not know the Redemption Amount until after the Valuation Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Trading Day following the corresponding Valuation Date. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your right to have us redeem your Securities, and prior to the relevant Redemption Date.

The liquidity of the market for the Securities may vary materially over time, and may be limited if you do not hold at least 50,000 Securities of the same series.

As stated on the cover of this prospectus supplement, we intend to sell a portion of the Securities on the Initial Trade Date, and the remainder of the Securities may be offered and sold from time to time, through UBS Securities LLC, our affiliate, as agent, to investors and dealers acting as principals. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. We may suspend or cease sales of any series of the Securities at any time, at our discretion. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this prospectus supplement, including the condition that you must redeem at least 50,000 Securities of the same series at one time in order to exercise your right to redeem your Securities on any Redemption Date. Furthermore, on any Trading Day on or after June 18, 2012 through and including the Maturity Date, we may elect to redeem all, but not less than all, issued and outstanding Securities of any series.

You will not receive interest payments on the Securities or have rights in respect of any of the Futures Contracts included in the Sub-Indices.

You will not receive any periodic interest payments on the Securities. However, because it is possible that the Securities may be classified as contingent payment debt instruments rather than a pre-paid derivative contract, you may be required to accrue interest income over the term of your Securities. See “Certain U.S. Federal Income Tax Consequences — Alternative Treatments.”

As an owner of the Securities, you will not have rights that investors in Light Sweet Crude Oil (WTI) futures contracts or Henry Hub Natural Gas (NG) futures contracts included in the relevant Sub-Index may have. Your Securities will be paid in cash, and you will have no right to receive delivery amounts in respect of Light Sweet Crude Oil (WTI) futures contracts or Henry Hub Natural Gas (NG) futures contracts included in the relevant Sub-Index.

Risk Factors

The market value of the Securities may be influenced by many unpredictable factors including volatile commodities prices.

The market value of your Securities may fluctuate between the date you purchase them and the applicable Valuation Date or the Final Valuation Date. You may also sustain a significant loss if you sell your Securities in the secondary market. We expect that generally the value of the relevant Futures Contracts underlying the Sub-Indices and level of the relevant Index will affect the market value of the relevant Securities more than any other factor. Several other factors, many of which are beyond our control, will influence the market value of the Securities. Factors that may influence the market value of the Securities include:

➢	the volatility of the relevant Index (i.e., the frequency and magnitude of changes in the level of the relevant Index);

➢

the market price of Light Sweet Crude Oil (WTI) or Light Sweet Crude Oil (WTI) futures contracts for the Oil Futures Securities, and the market price of Henry Hub Natural Gas (NG) or Henry Hub Natural Gas (NG) futures contracts for the Natural Gas Futures Securities;

➢	supply and demand for the Securities, including inventory positions with UBS Securities LLC or any market maker;

➢	the time remaining to the maturity of the Securities;

➢	interest rates;

➢	price and supply controls among oil producer nations or organizations of oil producer nations for the Oil Futures Securities;

➢	worldwide and domestic supplies of, and demand for, their specific product or service and for natural gas products in general for the Natural Gas Futures Securities;

➢	concentrated production or holding of oil for the Oil Futures Securities;

➢	price of natural gas, and exploration, production, transportation and transmission spending for the Natural Gas Futures Securities;

➢

development of substitutes for oil or alternative industrial or consumer applications that do not make use of oil for Oil Futures Securities and development of substitutes for natural gas or alternative industrial or consumer applications that do not make use of natural gas for Natural Gas Futures Securities;

➢

economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of the Indices or the market price of Light Sweet Crude Oil (WTI) or Light Sweet Crude Oil (WTI) futures contracts comprising the Oil Sub-Indices, or the market price of Henry Hub Natural Gas (NG) or Henry Hub Natural Gas (NG) futures contracts comprising the Natural Gas Sub-Indices, or that affect commodities and futures markets generally; and

➢	the actual or perceived creditworthiness of UBS.

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Changing prices of the Futures Contracts included in the Sub-Indices may result in a reduced amount payable at maturity, call, acceleration or upon redemption.

The Oil Index is composed of Sub-Indices representing positions in Light Sweet Crude Oil (WTI) futures contracts, and the Natural Gas Index is composed of Sub-Indices representing positions in Henry Hub

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Natural Gas (NG) futures contracts. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodities futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that underlie the relevant Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the purchase price of the November contract, thereby creating a positive “roll yield” for the long position. If the market for these contracts is in “contango,” which means that the prices are higher in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is lower than the purchase price of the November contract, thereby creating a positive “roll yield” for the short position. The oil and natural gas futures markets have at various times in the past been in contango while at other times have been in backwardation. Moreover, portions of the respective futures price curves have been in contango while (at the same time) other portions of the respective futures curves have been in backwardation. (For example, near term futures contracts may be in contango, while futures contracts with distant expiration dates may be in backwardation). However, any historical term structure could change unpredictably. The existence of contango in the future markets could result in negative “roll yields” for the Medium-Term Sub-Indices, which could adversely affect the value of the Oil Futures Contracts or the Natural Gas Futures Contracts. By incorporating the short, or inverse, performances of the Short-Term Sub-Indices, the level of the Indices will generally increase with the decrease in the price of the Short-Term Sub-Indices; and therefore, your Securities may benefit from the contango market in the futures contracts included in the Short-Term Sub-Indices. Conversely, by incorporating the long performance of the Medium-Term Sub-Indices, the level of the Indices will generally decrease with the decrease of the Medium-Term Sub-Indices; and therefore, your Securities may lose value as the result of the contango market in the futures contracts included in the Medium-Term Sub-Indices. The benefits from a contango market in the Short-Term Sub-Indices may not completely offset the losses from a contango market in the Medium-Term Sub-Indices.

Commodity prices may change unpredictably, affecting the relevant Index and the level of the relevant Index and the value of your Securities in unforeseeable ways.

Trading in Light Sweet Crude Oil (WTI) and Henry Hub Natural Gas (NG) futures contracts is speculative and can be extremely volatile. Market prices of Light Sweet Crude Oil (WTI) and Henry Hub Natural Gas (NG) may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments and changes in interest rates. These factors may affect the level of the Sub-Indices and the value of your Securities in varying ways, and different factors may cause the value of Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas (NG), and the volatilities of its prices, to move in inconsistent directions at inconsistent rates. Because Light Sweet Crude Oil (WTI) and Henry Hub Natural Gas (NG) may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities and the value of the Securities.

The Futures Contracts included in the Sub-Indices may in the future include contracts that are not traded on regulated futures exchanges.

The Sub-Indices are currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures cease

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to exist, the Indices may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Futures Contracts underlying the Indices, may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

The Indices have limited historical information.

The return on each series of the Securities is linked to the performance of the relevant Index, each of which was launched on June 14, 2011. Each Index has a limited history. The Index Sponsor has published limited information about how the Indices would have performed had they been calculated in the past, including estimated historical data prior to June 14, 2011 that been simulated by applying the relevant Index’s calculation methodology to historical levels of the futures contracts included in that Index. However, no future performance of any Index can be predicted based on the estimated historical or the historical returns described in this prospectus supplement.

Because the Indices are of recent origin and limited or no historical performance data exists with respect to them, your investment in the Securities may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that each Index makes use of as the basis for an investment decision.

Estimated historical and historical levels of the Indices should not be taken as an indication of future performance during the term of the Securities.

The actual performance of the Indices over the term of the Securities, as well as the amount payable at maturity, call, acceleration or upon early redemption, may bear little relation to the historical performance of the Indices, which is limited as of the date of this prospectus supplement, or the past estimated historical performance of the Indices. The performance of the relevant Futures Contracts will determine the Index Closing Level on any given Valuation Date or the Final Valuation Date or at other times during the term of the Securities. As a result, it is impossible to predict whether the level of either Index will rise or fall, and therefore whether the Securities will provide a positive or negative return for investors.

Historical levels of comparable indices should not be taken as an indication of the future performance of any Index during the term of the Securities.

It is impossible to predict whether the Indices, the Sub-Indices or any of the Futures Contracts will rise or fall. The actual performance of the relevant Index or any of the Futures Contracts over the term of the Securities, as well as the amount payable at maturity, call, acceleration or upon early redemption, may bear little relation to the historical levels of comparable indices, which in most cases have been highly volatile.

Risk Factors

The Securities are not regulated by the CFTC.

Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator.” Because the Securities are not interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, UBS will not be registered with the CFTC as a “commodity pool operator” and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The Securities do not constitute investments by you or UBS on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant.” UBS is not registered with the CFTC as a “futures commission merchant” and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

Recent Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Securities

The United States Congress recently enacted comprehensive legislation that will substantially affect the regulation of the commodity and futures markets. The legislation will also require the regulators to adopt regulations to implement the legislation, and the nature and scope of the regulations cannot yet be determined. However, it is likely that the legislation and any new rules will, among other things, impose limits on the size of positions that can be held by market participants, which could limit the ability of market participants to participate in the commodity and futures markets to the extent and at the levels that they have in the past. These factors may have the effect of reducing liquidity in these markets and affecting the structure of the markets in other ways that cannot be predicted. In addition, these legislative and regulatory changes will likely increase the level of regulation of markets and market participants, and therefore the costs of participating in the commodities and futures markets. These changes could impact the price and volatility of the prices of the Futures Contracts, which could in turn adversely affect the return on and the value of your Securities.

There are risks associated with an investment linked to the prices of commodities generally.

The market prices of the Futures Contracts can be highly volatile. Unlike fixed-income and equity investments, commodity market prices are not related to the value of a future income or earnings stream, and may be subject to rapid fluctuations based on numerous factors, some of which are described above under “ — The market value of the Securities may be influenced by many unpredictable factors including volatile commodities prices”. In addition, many commodities are highly cyclical. These factors may have a larger impact on commodity prices and commodity-linked instruments than on instruments linked to traditional fixed-income and equity securities and may create additional investment risks that cause the value of the Securities to be more volatile than the values of traditional securities. These and other factors may affect the performance of the Futures Contracts, and thus the value of your Securities, in unpredictable or unanticipated ways.

Changes in supply and demand in the market for the Futures Contracts may adversely affect the value of your Securities.

The Futures Contracts are legally binding agreements for the buying or selling of the underlying commodity, Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas (NG), at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing

Risk Factors

volatility patterns as may affect the commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than a futures contract scheduled to expire in the second nearby month, or vice-versa. Under such circumstances, and depending on the Valuation Date or the Final Valuation Date, the Index Closing Level may be determined by reference to a futures contract expiring in a less favorable month for pricing purposes. As a result, the value of your Securities may be less than would otherwise be the case if the Index Closing Level on a Valuation Date or the Final Valuation Date had been determined by reference to a futures contract scheduled to expire in a more favorable month for pricing purposes.

The level of the relevant Index is based on the performance of the relevant Sub-Index and not direct exposure to Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas (NG).

The return on your Securities will be related to the performance of the relevant Sub-Index and not the spot prices of Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas (NG). The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, with the futures contract nearest to expiration generally evidencing the highest level of correlation, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, your Securities may underperform a similar investment that more directly reflects the return on Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas (NG).

Prolonged decline in value in energy oriented materials would have a negative impact on the level of the Index and the value of your Securities.

The Oil Index is composed of the Oil Sub-Indices, which, in turn, are composed of Light Sweet Crude Oil (WTI) futures contracts, and the Natural Gas Index is composed of the Natural Gas Sub-Indices, which, in turn, are composed of Henry Hub Natural Gas (NG) futures contracts. The prices of a number of commodities, including Light Sweet Crude Oil (WTI) and Henry Hub Natural Gas (NG), have increased dramatically in recent months and are currently at very high levels relative to their respective price levels in the last two years. Accordingly, a decline in value in Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas (NG) would adversely affect the level of each of the relevant Sub-Indices, the Index and the value of the relevant Securities. Technological advances or the discovery of new oil or natural gas reserves could lead to increases in worldwide production of oil or natural gas and corresponding decreases in the price of crude oil or natural gas. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil or natural gas products, result in lower prices and the value of your Securities could decline. See “— The market value of the Securities may be influenced by many unpredictable factors including volatile commodities prices” above.

Risk Factors

The policies of the Index Sponsor and changes that affect the composition and valuation of the Indices or the relevant Futures Contracts included in the relevant Sub-Index could affect the amount payable on your Securities and their market value.

The policies of the Index Sponsor concerning the calculation of the levels of the Indices and the Sub-Indices, and any additions, deletions or substitutions of Futures Contracts and the manner in which changes affecting the Futures Contracts are reflected in the Sub-Indices, could affect the value of the relevant Index and, therefore, the amount payable on your Securities at maturity, call, acceleration or upon redemption, and the market value of your Securities prior to maturity.

ISE can add, delete or substitute the Futures Contracts underlying the Sub-Indices or make other methodological changes that could change the level of the relevant Index. Additionally, ISE may alter, discontinue or suspend calculation or dissemination of the relevant Index. Any of these actions could adversely affect the value of your Securities. ISE has no obligation to consider your interests in calculating or revising the Index. See “The Indices.”

If events such as these occur, or if the value of the relevant Index is not available or cannot be calculated because of a market disruption event or for any other reason, the Calculation Agent may be required to make a good faith estimate in its sole discretion of the value of the relevant Index. The circumstances in which the Calculation Agent will be required to make such a determination are described more fully under “Specific Terms of the Securities — Market Disruption Event.”

The Index Sponsor may, in its sole discretion, discontinue the public disclosure of the intraday indicative values of the Index and the end-of-day official closing value of the Index.

Each series of the Securities has been approved for listing on NYSE Arca, subject to official notice of issuance. S&P, the Index Calculation Agent, may, in the future, not be under any obligation to continue to calculate the intraday indicative value of the relevant Index and the end-of-day official closing value of the relevant Index or may not be required to calculate similar values for any successor index, nor is the Index Sponsor under any obligation to disseminate such values. If the Index Sponsor discontinues such public disclosure, we may not be able to provide the intraday indicative value related to the relevant Index required to maintain any listing of any series of the Securities on the NYSE Arca. If any series of the Securities is not approved for listing, or if it is approved and later becomes delisted, the liquidity of the market for those Securities may be materially and adversely affected and you may sustain significant losses if you sell your Securities in the secondary market. We are not required to maintain any listing of any series of the Securities on NYSE Arca or any other exchange.

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses.

Each series of the Securities has been approved for listing on NYSE Arca, subject to official notice of issuance. However, we are not required to maintain any listing of any series of the Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to do so and may stop at any time. As a result, if an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market. Even if an active secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price or the intraday indicative value of the Securities and you may suffer significant losses.

Risk Factors

Trading and other transactions by UBS or its affiliates in Light Sweet Crude Oil (WTI), Henry Hub Natural Gas (NG), futures, options, exchange-traded funds or other derivative products on Light Sweet Crude Oil (WTI), Henry Hub Natural Gas (NG) or the Indices, may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-62, UBS or its affiliates may hedge their obligations under the Securities by purchasing Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas (NG), futures or options on Light Sweet Crude Oil (WTI), Henry Hub Natural Gas (NG), the Sub-Indices or the Indices, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Light Sweet Crude Oil (WTI), Henry Hub Natural Gas (NG), the Sub-Indices or the Indices, and they may adjust these hedges by, among other things, purchasing or selling Light Sweet Crude Oil (WTI), Henry Hub Natural Gas (NG), futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas (NG) and the levels of the relevant Index and, therefore, the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines. UBS or its affiliates may also engage in trading in Light Sweet Crude Oil (WTI), Henry Hub Natural Gas (NG) and other investments relating to Light Sweet Crude Oil (WTI), Henry Hub Natural Gas (NG), the Sub-Indices or the relevant Index on a regular basis as part of their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of Light Sweet Crude Oil (WTI), Henry Hub Natural Gas (NG) and the levels of the relevant Index and, therefore, the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Light Sweet Crude Oil (WTI), Henry Hub Natural Gas (NG), the Sub-Indices or of the relevant Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the Index or the market value of the Securities.

UBS and its affiliates publish research from time to time on commodities and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates have published research or other opinions that calls into question a passive investment in commodities and opines that commodities may not provide an effective inflation hedge or portfolio diversification benefits relative to other investments. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “The Indices — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the relevant Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Securities and the

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payment at maturity, call, acceleration or redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the relevant Index exists, the payment you receive at maturity, call, acceleration or redemption will be determined by the Calculation Agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page S-57 and “Specific Terms of the Securities — Calculation Agent” on page S-56. The Index Sponsor is not involved in the offer of the Securities in any way, and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index Sponsor or the Index contained in this prospectus supplement. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the relevant Index and the constituents of the relevant Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the relevant Index, could have an adverse impact on the market value of the Securities.

There are potential conflicts of interest between you and the Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Calculation Agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity, call, acceleration or upon early redemption. For a fuller description of the Calculation Agent’s role, see “Specific Terms of the Securities — Calculation Agent” on page S-56. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the relevant Index or the Futures Contracts underlying the relevant Index has occurred or is continuing on a day when the Calculation Agent will determine the Index Closing Level. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Calculation Agent may affect the market value of the Securities, the Calculation Agent may have a conflict of interest with you if it needs to make any such decision.

The Calculation Agent can postpone the determination of the Index Closing Level and thus the applicable Redemption Date, the Call Settlement Date, Acceleration Settlement Date or the Maturity Date if a market disruption event occurs on the applicable Valuation Date or the Final Valuation Date.

The determination of the Index Closing Level may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing on the applicable Valuation Date or on the Final Valuation Date. If such a postponement occurs, then the Calculation Agent will instead use the Index Closing Level on the first Trading Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the applicable Valuation Date or Final Valuation Date for any series of the Securities be postponed by more than three Trading Days. As a result, the applicable Redemption Date, the Call Settlement Date, Acceleration Settlement Date or the Maturity Date for the

Risk Factors

Securities could also be postponed, although not by more than three Trading Days. If the applicable Valuation Date or Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the applicable Valuation Date or Final Valuation Date. If a market disruption event is occurring on the applicable Valuation Date or Final Valuation Date, then the Calculation Agent will make a good faith estimate in its sole discretion of the Index Closing Level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities — Market Disruption Event.”

Because your payment at maturity, call, acceleration or upon early redemption is a function of, among other things, the Daily Index Factor on the relevant Valuation Date or the Final Valuation Date, the postponement of the applicable Valuation Date or Final Valuation Date may result in the application of a different Index Closing Level and, therefore, a different Daily Index Factor, which could decrease the Current Principal Amount as compared to the Current Principal Amount that you would have received based on the Index Closing Level on the originally scheduled Valuation Date or Final Valuation Date.

Index calculation disruption events may require an adjustment to the calculation of the relevant Index.

At any time during the term of the Securities, the intraday and daily calculations of the level of the Index may be adjusted in the event that the Calculation Agent determines that any of the following Index calculation disruption events exists: the Index Sponsor does not publish the level of the relevant Index; the occurrence or existence, or a lack of, or a material decline in, the liquidity in the market for trading in any futures contract included in the relevant Sub-Index; the settlement price of any exchange-traded futures contract used in the calculation of the relevant Sub-Index reflects the maximum permitted price change from the previous day’s settlement price, the failure of an exchange to publish official settlement prices for any exchange-traded futures contract used in the calculation of the Index, with respect to any exchange-traded futures contract used in the calculation of the relevant Sub-Index that trades on an exchange, a Trading Day on which the exchange is not open for trading, the occurrence of which results in an illiquid market for trading in any futures contract in the relevant Sub-Index; or any event, the occurrence of which, as determined by the Calculation Agent, would materially affect the Index or any futures contract underlying the relevant Sub-Index. Any such Index calculation disruption event may have an adverse impact on the level of the relevant Index or the manner in which it is calculated and, therefore, may have an adverse affect on the market value of the Securities. See “Specific Terms of the Securities — Market Disruption Event.”

UBS may redeem the Securities prior to the Maturity Date.

On any Trading Day on or after June 18, 2012, UBS may elect to redeem all, but not less than all, the outstanding Securities of any series upon not less than ten calendar days’ prior notice.

If UBS elects to redeem your Securities pursuant to its Call Right, you may not be able to reinvest at comparable terms or returns. If the Securities have increased in value, you may have to invest your proceeds in a lower-return investment.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary section on page S-11, “Certain U.S. Federal Income Tax Consequences” on page S-63, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

Risk Factors

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Certain U.S. Federal Income Tax Consequences” on page S-63 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted.

The Indices

We have derived the following description of the Indices and the Sub-Indices from the “Index Methodology Guide of the ISE Oil Futures Spread Index” and the “Index Methodology Guide of the ISE Natural Gas Futures Spread Index” which governs the methodology and rules used to construct, calculate, and maintain the relevant Index and is published by the Index Sponsor. We have also derived certain information about the Indices and the Sub-Indices from public sources without independent verification. Such information reflects the policies of and is subject to change by the Index Sponsor. We make no representation or warranty as to the accuracy or completeness of such information.

As used in “The Indices,” “Business Day” means any day when the relevant Oil or Natural Gas Futures Contracts as per the Oil or Natural Gas Sub-Index Roll Schedule listed on NYMEX are open for regular session trading, excluding after hours trading.

We will first describe the Index and then provide an overview of the commodities futures markets generally.

Overview of the Oil Futures Spread Index

The Oil Index is a blended index that was created to provide investors a means to track continuous exposure to oil futures prices in the form of a multi-position horizontal (calendar) spread. The spread position is established such that it provides a 1.5:1 notional based exposure (1.5 long: 1 short). The Oil Index is composed of a number of Sub-Indices representing the various positions held in that Index’s strategy. The spread position is established by creating a position in the ISE Short Front Month Oil FuturesTM Index and a long position in aggregate of the Oil-Medium-Term Sub-Indices. The ISE Short Front Month Oil Futures™ Index measures a return from holding a short position in the Oil Short-Term Sub-Index; consequently, a long position in the ISE Short Front Month Oil Futures™ Index is economically equivalent to a short position in the Oil Short-Term Sub-Index. The weights of the Oil Medium-Term Sub-Indices and the Oil Short-Term Sub-Index are rebalanced monthly before the Sub-Indices’ roll process to maintain the 1.5:1 ratio. Ongoing exposure to futures prices is achieved by “rolling” both the short and long futures positions of the relevant Oil Futures Contract in the relevant Oil Sub-Index to the next available delivery month. Rolling occurs on a notional pro-rata basis. The roll procedure commences five Business Days prior to the first day of the next calendar month and reallocates from the held contract to the next consecutive month contract over the next 15 Business Days.

The Light Sweet Crude Oil (WTI) futures contracts used in the calculation of the Oil Index are listed on the NYMEXTM Division of the CME GroupTM (NYMEX). NYMEXTM and CME GroupTM are Trademarks of CME Group, Inc. (the “CME Group”). NYMEX and CME Group are not affiliated with the International Securities Exchange. The Oil Index is not sponsored, endorsed, or promoted by NYMEX or the CME Group.

The Oil Index is calculated on a price return basis. The Oil Index is calculated in real-time and disseminated via the Options Price Reporting Authority (“OPRA”) and market data vendors every day the U.S. equity markets are open.

Oil Index Construction

The following description outlines and defines the key steps in constructing and calculating the Oil Index, including: eligibility requirements, formulas, initial component selection, and special adjustments.

The Indices

Base Date and Value

The Oil Index and each of the Oil Sub-Indices have a base date of December 21, 2005 and a base value of 100.

Component Eligibility Requirements

The Oil Index components are Light Sweet Crude Oil (WTI) futures contracts listed on the NYMEX Division of the CME Group (NYMEX).

Index Structure

The Oil Index is a blended index composed of a number of Sub-Indices representing the various positions held in the strategy. The Sub-Indices are defined as follows:

i)

The ISE Long Front Month Oil FuturesTM Index measures the return from a long position in the Lead Future that is rolled into the Next Future as per the Oil Sub-Index Roll Schedule. The ISE Long Front Month Oil FuturesTM Index incorporates a roll procedure that commences five Business Days prior to the first day of the next calendar month and reallocates from the held contract to the next consecutive month contract over the next 15 Business Days.

ii)	The ISE Short Front Month Oil FuturesTM Index measures the return from holding a short position in the ISE Long Front Month Oil Futures Index .

iii)

The ISE Sixth Month Oil FuturesTM Index measures the return from a long position in the Lead Future that is rolled into the Next Future as per the Oil Sub-Index Roll Schedule. The ISE Sixth Month Oil FuturesTM Index incorporates a roll procedure that commences five Business Days prior to the first day of the next calendar month and reallocates from the held contract to the next consecutive month contract over the next 15 Business Days.

iv)

The ISE Seventh Month Oil FuturesTM Index measures the return from a long position in the Lead Future as per the Oil Sub-Index Roll Schedule. The ISE Seventh Month Oil FuturesTM Index incorporates a roll procedure that commences five Business Days prior to the first day of the next calendar month and reallocates from the held contract to the next consecutive month contract over the next 15 Business Days.

v)

The ISE Eighth Month Oil FuturesTM Index measures the return from a long position in the Lead Future as per the Oil Sub-Index Roll Schedule. The ISE Eighth Month Oil FuturesTM Index incorporates a roll procedure that commences five Business Days prior to the first day of the next calendar month and reallocates from the held contract to the next consecutive month contract over the next 15 Business Days.

Oil Index Equations

The Oil Index is calculated using the following basic equations:

Index(t) = Index(t0) ×(1+SDRt )

where:

Index(t0) = Index value at time (t0), five Business Days prior to the first day of the delivery month

SDRt = Spread Return as determined by the following equation:

SDRt = 0.4 × SIDRt + 0.2 × IDR2,t + 0.2 × IDR3,t + 0.2 × IDR4,t

The Indices

where:

SIDRt = Cumulative Index return of the Short Front Month Oil Futures Index

IDR2, t = Cumulative Index return of the ISE Sixth Month Oil Futures Index

IDR3,t = Cumulative Index return of the ISE Seventh Month Oil Futures Index

IDR4, t = Cumulative Index return of the ISE Eighth Month Oil Futures Index where:

IDRi,t = Cumulative Index return as determined by the following equation:

where:

IDLi,t = Sub-Index Price Level at time (t)

IDLi,t0 = Sub-Index Price Level at time (t0), five Business Days prior to the first day of the delivery month

i = Reference pertaining each Sub-Index

Sub Index Calculation

where:

IDLi,t = Sub-Index Daily Price Level as determined by the following equation:

where:

CWj,i = Weight of the jth futures contract at time (t)

CRPj,t = Contract Reference Price of the jth futures contract at time (t)

Short Front Month Index Calculation

SIDRt = ISE Short Front Month Oil Futures Index Cumulative Return at time (t)

where:

The Indices

In calculating the return of each of the indexes, the Contract Weights (CWj,t) of each of the contracts (j) in the index at any given time (t) are calculated using the following equation:

Sub-Index Contract Weight Calculation

where:

CWNear ,i, t = Contract weight of the Near Future of the applicable Sub-Index as per the Oil Sub-Index Roll Schedule

CWNext ,i,t = Contract weight of the Next Future of the applicable Sub-Index as per the Oil Sub-Index Roll Schedule

d = the day of the roll cycle (i.e.: between 0 and 15). Days prior to the beginning of the roll cycle, d=0. Days after the roll cycle, d=15.

Initial Component Selection

The following steps are taken to select the initial components at index base date December 21, 2005 for the Oil Index:

1.	For the short leg of the spread select the current Lead Future as per the Oil Sub-Index Roll Schedule.

2.	For the long leg of the spread select the Lead Future for each Sub-Index as per the Oil Sub-Index Roll Schedule.

Oil Sub-Index Roll Schedule

The Indices

Oil Index Calculation and Dissemination

Price Calculation

The Oil Index is calculated by S&P, the Index Calculating Agent. The Oil Index is calculated using the last traded price for each futures contract from the relevant exchange.

Oil Index values are rounded to two decimal places.

Calculation Frequency and Dissemination

The Oil Index is calculated on a real-time basis beginning at 7:30 AM ET. Prices are delivered to ISE every 15 seconds and subsequently published to OPRA at that frequency.

If trading in a contract is suspended prior to the market opening, the contract’s settlement price from the previous day will be used in the index calculation until trading commences. If trading in a contract is suspended while the relevant market is open, the last traded price for that contract will be used for all subsequent Index calculations until trading resumes.

Input Data

The Oil Index closing price is calculated using the settlement prices from the relevant futures contracts.

Data Correction

Incorrect index component data or Index Divisors will be corrected upon detection. If such errors are discovered within five days of occurrence, they will be corrected that same day. If discovered after five days, adjustments will be handled on a case-by-case basis depending on the significance of the error and the feasibility of a correction. Announcements will be made on ISE’s publicly available website prior to the change becoming effective.

Incorrect intraday index tick data will not be corrected. However, incorrect opening and closing values will be corrected as soon as possible after detection.

Oil Index Market Disruption Events

The Oil Index is a futures-based index. From time to time, disruptions can occur in trading the associated futures contracts. The following rules will govern the means by which the Oil Index accommodates potential market disruptions:

“Oil Index Market Disruption Event” means:

i)	the termination or suspension of, or material limitation or disruption in, the trading of any Lead Future or Next Future used in the calculation of the Oil Index on that day,

ii)	in the event that the Settlement Price of any such contract reflects the maximum permitted price change from the previous day’s Settlement Price,

iii)	the failure of the exchange to publish official Settlement Prices for any such contract, or

iv)	with respect to any such contract that trades on NYMEX, a Business Day on which NYMEX is not open for trading.

The existence of an Oil Index Market Disruption Event shall be determined by the Index Sponsor.

If an Oil Index Market Disruption Event occurs during the Roll Period such that any Sub-Index component contract is affected then the daily roll of all contracts for each Sub-Index (as per the Oil Sub-Index Roll Schedule) will be postponed until the next available Business Day on which an Oil Index Market Disruption Event does not occur. During this period, the calculation of the Oil Index will be adjusted such that the contract weights used in the calculation will be set to the weights at the day prior to the market disruption and contract prices will be set to the closing prices at the day prior to the market disruption. At the resumption of regular trading, contract weights will be set using the formula defined in “—Oil Index Equations” above and the use of real-time prices will resume.

The Indices

The Roll Period will be extended only if an Oil Index Market Disruption Event affects the relevant contracts for each Oil Sub-Index (as per the Oil Sub-Index Roll Schedule) on the scheduled final Business Day comprising the Roll Period.

Oil Index Market Disruption Events are separate from, and in addition to, the Market Disruption Events determined solely by the Calculation Agent and discussed under “Specific Terms of the Securities – Market Disruption Event” on page S-57.

Historical and Estimated Historical Performance

The level of the Oil Index is deemed to have been 100 on December 21, 2005. The Index Sponsor began independently calculating the Oil Index on June 14, 2011 (the “Index commencement date”) and publishing data on the Oil Index on June 14, 2011. Therefore, the historical information for the period from December 21, 2005 until June 10, 2011 is hypothetical and is provided as an illustration of how the Oil Index would have performed during the period had the Index Sponsor begun calculating the Oil Index on the Index commencement date using the methodology described above since that date. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Oil Index. Historical information for the period from and after June 14, 2011 is based on the actual performance of the Oil Index.

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Oil Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Oil Index price returns or total returns do not give an indication of future performance of the Oil Index. UBS cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

The table below shows the estimated historical and historical performance of the Oil Index from December 21, 2005 through June 10, 2011.

Estimated Historical and Historical Results for

the period December 21, 2005 through June 10, 2011

	Oil Index
Year	Ending Level	Annual Return
2005	100.93
2006	109.70	8.69%
2007	115.78	5.54%
2008	116.82	0.90%
2009	130.29	11.53%
2010	136.82	5.01%
2011 (through 6/10/11)	141.72	3.58%

ESTIMATED HISTORICAL OR PAST HISTORICAL PERFORMANCE

IS NOT INDICATIVE OF FUTURE RESULTS.

The table below shows the estimated historical and historical performance of the Oil Index from December 21, 2005 through June 10, 2011 in comparison with the total return of WTI Cushing Crude Oil Spot Price.

	Oil Index*	WTI Cushing Crude Oil Spot Price
Total Return	41.72%	70.28%
Annualized Return	6.58%	10.22%

*	The data for the Oil Index for the period prior to its inception on June 14, 2011 is estimated and is derived by using the Oil Index’s calculation methodology.

The Indices

Estimated historical and historical information presented is as of December 21, 2005, and is furnished as a matter of information only. Estimated historical and historical performance of the Oil Index is not an indication of future performance. Future performance of the Oil Index may differ significantly from estimated historical and historical performance, either positively or negatively.

The graph below is based on the levels of the Oil Index, the Natural Gas Index, WTI Cushing Crude Oil Spot Price and Henry Hub Natural Gas Spot Price.

Overview of the Natural Gas Futures Spread Index

The Natural Gas Index is a blended index that was created to provide investors a means to track continuous exposure to the natural gas futures prices in the form of a multi-position horizontal (calendar) spread. The spread position is established such that it provides a 1:1 exposure (1 long: 1 short). The Natural Gas Index is composed of a number of Sub-Indices representing the various positions held in that Index’s strategy. The spread position is established by creating a position in the ISE Short Front Month Natural Gas Futures Index and a long position in aggregate of the Natural Gas Medium-Term Sub-Indices. The ISE Short Front Month Natural Gas Futures™ Index measures a return from holding a short position in the Natural Gas Short-Term Sub-Index; consequently, a long position in the ISE Short Front Month Natural Gas Futures™ Index is economically equivalent to a short position in the Natural Gas Short-Term Sub-Index. The weights of the Natural Gas Medium-Term Sub-Indices and the Natural Gas Short-Term Sub-Index are rebalanced monthly before the Sub-Indices’ roll process to maintain the 1:1 ratio. Ongoing exposure to futures prices is achieved by “rolling” both the short and long futures positions of the relevant Natural Gas Futures Contract in the relevant Natural Gas Sub-Index to the next available delivery month. Rolling occurs on a notional pro-rata basis. The roll procedure commences two Business Days prior to the first day of the next calendar month and reallocates from the held contract to the next consecutive month contract over the next 15 Business Days.

The Henry Hub Natural Gas Futures (NG) futures contracts used in the calculation of the Natural Gas Index are listed on the NYMEX Division of the CME Group (NYMEX). The Natural Gas Index is not sponsored, endorsed, or promoted by NYMEX or the CME Group.

The Indices

The Natural Gas Index is calculated on a price return basis. The Natural Gas Index is calculated in real-time and disseminated via OPRA and market data vendors every day the U.S. equity markets are open.

Natural Gas Index Construction

Base Date and Value

The Natural Gas Index and each of the Natural Gas Sub-Indices have a base date of December 28, 2005 and a base value of 100.

Component Eligibility Requirements

The Natural Gas Index components are Henry Hub Natural Gas (NG) futures contracts listed on the NYMEX Division of the CME Group (NYMEX).

Index Structure

The Natural Gas Index is a blended index composed of a number of Sub-Indexes representing the various positions held in the strategy. The Sub-Indices are defined as follows:

i)

The ISE Long Front Month Natural Gas FuturesTM Index measures the return from a long position in the Lead Future that is rolled into the Next Future as per the Natural Gas Sub-Index Roll Schedule. The ISE Long Front Month Natural Gas FuturesTM Index incorporates a roll procedure that commences two Business Days prior to the first day of the next calendar month and reallocates from the held contract to the next consecutive month contract over the next 15 Business Days.

ii)	The ISE Short Front Month Natural Gas FuturesTM Index measures the return from holding a short position in the ISE Long Front Month Natural Gas Futures Index.

iii)

The ISE Twelfth Month Natural Gas FuturesTM Index measures the return from a long position in the Lead Future that is rolled into the Next Future as per the Natural Gas Sub-Index Roll Schedule. The ISE Twelfth Month Natural Gas FuturesTM Index incorporates a roll procedure that commences two Business Days prior to the first day of the next calendar month and reallocates from the held contract to the next consecutive month contract over the next 15 Business Days.

iv)

The ISE Thirteenth Month Natural Gas FuturesTM Index measures the return from a long position in the Lead Future as per the Natural Gas Sub-Index Roll Schedule. The ISE Thirteenth Month Natural Gas FuturesTM Index incorporates a roll procedure that commences two Business Days prior to the first day of the next calendar month and reallocates from the held contract to the next consecutive month contract over the next 15 Business Days.

v)

The ISE Fourteenth Month Natural Gas FuturesTM Index measures the return from a long position in the Lead Future as per the Natural Gas Sub-Index Roll Schedule. The ISE Fourteenth Month Natural Gas FuturesTM Index incorporates a roll procedure that commences two Business Days prior to the first day of the next calendar month and reallocates from the held contract to the next consecutive month contract over the next 15 Business Days.

Index Equations

The Natural Gas Index is calculated using the following basic equations:

Index( t) = Index(t0) × (1 + SDRt)

where:

The Indices

Index(t0) = Index value at time (t0), two Business Days prior to the first day of the delivery month

SDRt = Spread Return as determined by the following equation:

where:

SIDRt	= Cumulative Index return of the Short Front Month Natural Gas Futures Index

IDR2,t = Cumulative Index return of the ISE Twelfth Month Natural Gas Futures Index

IDR3, t = Cumulative Index return of the ISE Thirteenth Month Natural Gas Futures Index

IDR4,t = Cumulative Index return of the ISE Fourteenth Month Natural Gas Futures Index where:

IDRi,t = Cumulative Index return as determined by the following equation:

where:

IDLi,t = Sub-Index Price Level at time (t)

IDLi,t = Sub-Index Price Level at time (t0), two Business Days prior to the first day of the delivery month

i = Reference pertaining each Sub-Index

Sub-Index Calculation

where:

IDLi ,t = Sub-Index Daily Price Level as determined by the following equation:

where:

CWj,t = Weight of the jth futures contract at time (t)

CRPj,t = Contract Reference Price of the jth futures contract at time (t)

Short Front Month Index Calculation

SIDRt = ISE Short Front Month Natural Gas Futures Index Cumulative Return at time (t)

where:

The Indices

In calculating the return of each of the indexes, the Contract Weights (CWj,t) of each of the contracts (j) in the index at any given time (t) are calculated using the following equation:

Sub-Index Contract Weight Calculation

where:

CWNear,i,t = Contract weight of the Near Future of the applicable sub-index as per Natural Gas Sub-Index Roll Schedule

CWNext,i,t = Contract weight of the Next Future of the applicable sub-index as per Natural Gas Sub-Index Roll Schedule

d = the day of the roll cycle (i.e.: between 0 and 15). Days prior to the beginning of the roll cycle, d=0. Days after the roll cycle, d=15.

Initial Component Selection

The following steps are taken to select the initial components at index base date (December 28, 2005) for the Natural Gas Index:

1.	For the short leg of the spread select the current Lead Future as per the Natural Gas Sub-Index Roll Schedule.

2.	For the long leg of the spread select the Lead Future for each Sub-Index as per the Natural Gas Sub-Index Roll Schedule.

Natural Gas Sub-Index Roll Schedule

The Indices

Natural Gas Index Calculation and Dissemination

Price Calculation

The Natural Gas Index is calculated by S&P, the Index Calculation Agent. The Natural Gas Index is calculated using the last traded price for each futures contract from the relevant exchange.

Natural Gas Index values are rounded to two decimal places.

Calculation Frequency and Dissemination

The Natural Gas Index is calculated on a real-time basis beginning at 7:30 AM ET. Prices are delivered to ISE every 15 seconds and subsequently published to OPRA at that frequency.

If trading in a contract is suspended prior to the market opening, the contract’s settlement price from the previous day will be used in the index calculation until trading commences. If trading in a contract is suspended while the relevant market is open, the last traded price for that contract will be used for all subsequent Index calculations until trading resumes.

Input Data

The Natural Gas Index closing price is calculated using the settlement prices from the relevant futures contracts.

Data Correction

Incorrect index component data or Index Divisors will be corrected upon detection. If such errors are discovered within five days of occurrence, they will be corrected that same day. If discovered after five days, adjustments will be handled on a case-by-case basis depending on the significance of the error and the feasibility of a correction. Announcements will be made on ISE’s publicly available website prior to the change becoming effective.

Incorrect intraday index tick data will not be corrected. However, incorrect opening and closing values will be corrected as soon as possible after detection.

Natural Gas Index Market Disruption Events

The Natural Gas Index is a futures-based index. From time to time, disruptions can occur in trading the associated futures contracts. The following rules will govern the means by which the Natural Gas Index accommodates potential market disruptions:

“Natural Gas Index Market Disruption Event” means:

i)	the termination or suspension of, or material limitation or disruption in, the trading of any Lead Future or Next Future used in the calculation of the Natural Gas Index on that day,

ii)	in the event that the Settlement Price of any such contract reflects the maximum permitted price change from the previous day’s Settlement Price,

iii)	the failure of the exchange to publish official Settlement Prices for any such contract, or

iv)	with respect to any such contract that trades on NYMEX, a Business Day on which NYMEX is not open for trading.

The existence of a Natural Gas Index Market Disruption Event shall be determined by the Index Sponsor.

If a Natural Gas Index Market Disruption Event occurs during the Roll Period such that any Sub-Index component contract is affected then the daily roll of all contracts for each Sub-Index (as per the Natural Gas Sub-Index Roll Schedule) will be postponed until the next available Business Day on which a

The Indices

Natural Gas Index Market Disruption Event does not occur. During this period, the calculation of the Natural Gas Index will be adjusted such that the contract weights used in the calculation will be set to the weights at the day prior to the market disruption and contract prices will be set to the closing prices at the day prior to the market disruption. At the resumption of regular trading, contract weights will be set using the formula defined in “Natural Gas Index Equations” above and the use of real-time prices will resume.

The Roll Period will be extended only if a Natural Gas Index Market Disruption Event affects the relevant contracts for each Natural Gas Sub-Index (as per the Natural Gas Sub-Index Roll Schedule) on the scheduled final Business Day comprising the Roll Period.

Natural Gas Index Market Disruption Events are separate from, and in addition to, the Market Disruption Events determined solely by the Calculation Agent and discussed under “Specific Terms of the Securities — Market Disruption Event” on page S- 57.

Historical and Estimated Historical Performance

The level of the Natural Gas Index is deemed to have been 100 on December 28, 2005. The Index Sponsor began independently calculating the Natural Gas Index on June 14, 2011 (the “Index commencement date”) and publishing data on the Natural Gas Index on June 14, 2011. Therefore, the historical information for the period from December 28, 2005 until June 10, 2011 is hypothetical and is provided as an illustration of how the Natural Gas Index would have performed during the period had the Index Sponsor begun calculating the Natural Gas Index on the Index commencement date using the methodology described above since that date. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Natural Gas Index. Historical information for the period from and after June 14, 2011 is based on the actual performance of the Natural Gas Index.

Any historical and estimated historical upward or downward trend in value of the Natural Gas Index during any period shown below is not an indication that the value of the Natural Gas Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Natural Gas Index price returns or total returns do not give an indication of future performance of the Natural Gas Index. UBS cannot make any assurance that the future performance of the Natural Gas Index will result in holders of the Securities receiving a positive return on their investment.

The table below shows the estimated historical and historical performance of the Natural Gas Index from December 28, 2005 through June 10, 2011.

Estimated Historical and Historical Results for

the period December 28, 2005 through June 10, 2011

	Natural Gas Index
Year	Ending Level	Annual Return
2005	102.04
2006	154.03	50.95%
2007	173.51	12.65%
2008	191.06	10.11%
2009	235.04	23.02%
2010	246.24	4.77%
2011 (through 6/10/11)	241.84	-1.79%

The Indices

ESTIMATED HISTORICAL OR PAST HISTORICAL PERFORMANCE

IS NOT INDICATIVE OF FUTURE RESULTS.

The table below shows the estimated historical and historical performance of the Natural Gas Index from December 21, 2005 through June 10, 2011 in comparison with the total return of Henry Hub Natural Gas Spot Price.

	Natural Gas Index*	Henry Hub Natural Gas Spot Price
Total Return	141.84%	-52.61%
Annualized Return	17.58%	-12.80%

*	The data for the Natural Gas Index for the period prior to its inception on June 14, 2011 is estimated and is derived by using the Natural Gas Index’s calculation methodology.

Estimated historical and historical information presented is as of December 28, 2005, and is furnished as a matter of information only. Estimated historical and historical performance of the Natural Gas Index is not an indication of future performance. Future performance of the Natural Gas Index may differ significantly from estimated historical and historical performance, either positively or negatively.

The graph below is based on the levels of the Natural Gas Index, the Oil Index, Henry Hub Natural Gas Spot Price and WTI Cushing Crude Oil Spot Price.

Disclaimer

“ISE Oil Futures Spread™”, “ISE Natural Gas Futures Spread™”, “ISE™®” and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates (“UBS”). UBS AG’s ETRACS based on the ISE Oil Futures Spread™ and ISE Natural Gas Futures Spread™ Indices are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such products.

The Securities are not sponsored, endorsed, sold or promoted by ISE. ISE makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of trading in the Securities. ISE’s only relationship to UBS is the licensing of certain trademarks and trade names of ISE and of the Indices, which are determined, composed and calculated by ISE without regard to UBS or the Securities. ISE has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the Indices. ISE is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be listed or in the determination or calculation of the equation by which the Securities are to be converted into cash. ISE has no obligation or liability in connection with the administration, marketing or trading of the Securities.

The Indices

ISE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN AND ISE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. ISE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN. ISE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ISE HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN ISE AND UBS.

Commodity Futures Market

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Sub-Indices are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearinghouses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearinghouse or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market.”

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearinghouse and a brokerage firm which is a member of the clearinghouse. The clearinghouse guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the CFTC. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the Indices have been comprised exclusively of futures contracts traded on regulated exchanges.

Valuation of the Indices and the Securities

Intraday Index Values

On each Index Business Day, S&P, or a successor Index Calculation Agent, will calculate, and ISE will publish, the intraday indicative value of the relevant Index every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “OGZ” for the Oil Index and “GYY” for the Natural Gas Index. The actual closing level of the relevant Index may vary, and on a cumulative basis over the term of the Securities may vary significantly, from the intraday indicative value of the relevant Index.

ISE is not affiliated with UBS and, in its capacity as the Index Sponsor, does not approve, endorse, review or recommend the Securities. S&P, in its capacity as the Index Calculation Agent, does not approve, endorse, review or recommend the Securities. The information used in the calculation of the intraday indicative values of the relevant Index will be derived from sources that S&P and ISE deem reliable, but neither S&P nor ISE and their respective affiliates guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the Securities or the calculation of the Indices. Neither S&P nor ISE makes any warranty, express or implied, as to results to be obtained by UBS, UBS’ customers, holders of the Securities, or any other person or entity from the use of the intraday indicative value of the Indices or any data included therein. Neither S&P nor ISE makes any express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value of the Indices or any data included therein. Neither S&P nor ISE, their respective employees, subcontractors, agents, suppliers and vendors shall have any liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of S&P, ISE, their respective employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value of the Indices or the Securities, nor shall they be liable for any lost profits, losses, punitive, incidental or consequential damages. Neither S&P nor ISE shall be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Neither S&P nor ISE is responsible for the selection of or use of the Indices or the Securities, the accuracy and adequacy of the Indices or information used by UBS and the resultant output thereof.

The intraday indicative calculation of the levels of the Indices will be provided for reference purposes only. Published calculations of the levels of the Indices from ISE may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the relevant Index and therefore the value of the Securities in the secondary market. The intraday indicative values of the Indices published every 15 seconds will be based on the intraday levels of the relevant Futures Contracts.

Intraday Security Values

An intraday “indicative value” for each series of the Securities meant to approximate the intrinsic economic value of that series of the Securities will be calculated by NYSE Arca and published to Bloomberg (based in part on information provided by the NYSE) or a successor via the facilities on the Consolidated Tape Association under the symbol “OILZIV” for the Oil Index and “GASZIV” for the Natural Gas Index. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time and date equal to the Current Principal Amount calculated using the intraday indicative value of the relevant Index as of such time as the Index Closing Level as of such date. The “Index Closing Level” is the closing level of the relevant Index on any Index Business Day as reported on NYSE Arca and Bloomberg; provided, however, that if the closing level of the relevant Index on any Trading Day as reported on NYSE Arca (or any successor) differs from the closing level of the relevant Index as reported on Bloomberg (or any successor), then the Index Closing Level will be the closing level of the relevant Index as calculated by the Index Calculation Agent.

Valuation of the Indices and the Securities

The intraday indicative value calculation will be used to determine whether any series of the Securities will be accelerated, as discussed under “Specific Terms of the Securities — Acceleration Upon Minimum Indicative Value.” It is not intended as a price or quotation, or as an offer or solicitation for the purpose of sale, or termination of your Securities, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Indices provided by ISE will not necessarily reflect the depth and liquidity of the Futures Contracts. For this reason and others, the actual trading price of any series of the Securities may be different from their indicative value.

The calculation of the intraday indicative value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publishing of the intraday indicative value of the Securities by Bloomberg may occasionally be subject to delay or postponement. The actual trading price of any series of the Securities may be different from their intraday indicative value. The intraday indicative value of the Securities published at least every 15 seconds during the NYSE Arca’s Core Trading Session, which is currently from 9:30 a.m. to 4:00 p.m., New York City time, will be based on the intraday indicative values of the relevant Index, and may not be equal to the payment at maturity, call, acceleration or upon early redemption.

These intraday indicative value calculations have been prepared as of a particular time and date and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

Split or Reverse Split of the Securities

Should the Current Principal Amount of any series of Securities on any Business Day be above $100.00, we may, but are not obligated, to initiate a 4-for-1 split of your Securities. Should the Current Principal Amount of any series of Securities on any Business Day be below $25.00, we may, but are not obligated, to initiate a 1-for-4 reverse split of your Securities. If the Current Principal Amount of a series of the Securities is greater than $100.00 or below $25.00 on any Business Day, and we decide to initiate a split or reverse split, as applicable, such date shall be deemed to be the “announcement date”, and we will issue a notice to holders of the relevant Securities and press release announcing the split or reverse split, specifying the effective date of the split or reverse split.

If the Securities undergo a split, we will adjust the terms of the Securities accordingly. If the Securities undergo a 4:1 split, every investor who holds a Security via DTC on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The record date for the split will be the 9th business day after the announcement date. The Current Principal Amount on such record date will be divided by four to reflect the 4:1 split of your Securities. Any adjustment of the Current Principal Amount will be rounded to eight decimal places. The split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of Securities (commonly referred to as “partials”) in a manner determined by us in our sole discretion. If the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and adjustments will be made as described below. The record date for the reverse split will be on the 9th business day after the announcement date. The Current Principal Amount on such record date will be multiplied by four to reflect the 1:4 reverse split of your Securities. Any adjustment of closing indicative value will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date.

Valuation of the Indices and the Securities

Holders who own a number of Securities on the record date that is not evenly divisible by four will receive the same treatment as all other holders for the maximum number of Securities they hold which is evenly divisible by four, and we will have the right to compensate holders for their remaining or “partial” Securities in a manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split-adjusted Securities on the 14th business day following the announcement date. For example, a holder who held 23 Securities via DTC on the record date would receive five post-reverse split Securities on the immediately following Business Day, and a cash payment on the 17th Business Day following the announcement date that is equal to 3/4ths of the Current Principal Amount of the reverse split-adjusted Securities on the 14th Business Day following the announcement date.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Cash Settlement Amount at Maturity

The Securities do not guarantee any return of principal at, or prior to, maturity, call, acceleration or upon early redemption. Instead, on the Maturity Date, you will receive a cash payment per $25 Principal Amount of your Securities equal to the Current Principal Amount as of the Final Valuation Date.

Current Principal Amount: On the Initial Trade Date, the Current Principal Amount for each series of Securities is equal to $25.00 per Security. For each subsequent calendar day, the Current Principal Amount will equal:

(Current Principal Amount on the previous calendar day x Daily Index Factor) + Financing Payment - Fee Amount

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

Daily Index Factor: The Daily Index Factor on any Index Business Day will equal (i) the Index Closing Level on such Index Business Day divided by (ii) the Index Closing Level on the immediately preceding Index Business Day. The Daily Index Factor will equal one on any calendar day that is not an Index Business Day.

For purposes of calculating the Current Principal Amount at maturity, call, acceleration or upon early redemption, the Daily Index Factor will be determined as of the Final Valuation Date or corresponding Valuation Date, as the case may be. If the amount calculated above is less than zero, the payment at maturity will be zero.

Specific Terms of the Securities

Index Closing Level: The closing level of the relevant Index on any Index Business Day as disseminated by the OPRA and Bloomberg.

Fee Amount: Each series of Securities is subject to a “Fee Amount” per Security equal to 0.85% per annum. On the Initial Trade Date, the Fee Amount is equal to zero. On each subsequent calendar day, the Fee Amount equals the product of (i) 0.85% divided by 365 times (ii) the Current Principal Amount on the previous calendar day. Because the Fee Amount is calculated and subtracted from the Current Principal Amount on a daily basis, the net effect of the Fee Amount accumulates over time.

Financing Payment: You will receive a Financing Payment per Security of each series, which accrues on a daily basis. On the Initial Trade Date, the Financing Payment is equal to zero. On each subsequent calendar day, the Financing Payment equals the product of (i) the Financing Rate divided by 360 times (ii) the Current Principal Amount on the previous calendar day.

The “Principal Amount” means $25 per Security.

On any calendar day, the “Financing Rate” equals:

(((1 - (91/360) x T-Bill Rate) raised to the power of (-1/91)) -1) x 360 where the T-Bill rate equals the most recent published 91-day U.S. Treasury Bill auction rate, as published weekly on Monday and made effective the following Index Business Day, available from Bloomberg on page USB3MTA. The T-Bill rate is expressed as a percentage.

An “Index Business Day” is a day on which (1) it is a Business Day and (2) trading is generally conducted on the markets on which the futures contracts underlying the relevant Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

A “Trading Day” is a day on which (1) it is a Business Day, (2) trading is generally conducted on NYSE Arca and (3) trading is generally conducted on the markets on which the futures contracts underlying the relevant Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

The “Maturity Date” will be June 14, 2041, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. If the third Trading Day before June 14, 2041 does not qualify as the Final Valuation Date as determined in accordance with “— Valuation Dates” below, then the Maturity Date will be the third Trading Day following the Final Valuation Date. The Calculation Agent may postpone the Final Valuation Date — and therefore the Maturity Date — if a market disruption event occurs or is continuing on a day that would otherwise be the Final Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Valuation Dates

The applicable Valuation Date means (i) with respect to an early redemption, the third Trading Day prior to the related Redemption Date, which day is also the first Trading Day following the date that a Redemption Notice and Redemption Confirmation are delivered in compliance with the redemption procedures, (ii) with respect to UBS’s exercise of its “Call Right,” the third Trading Day prior to the Call Settlement Date, (iii) with respect to an acceleration upon minimum indicative value, the Acceleration Date, and (iv) with respect to the Maturity Date, the Final Valuation Date. The “Final Valuation Date”

Specific Terms of the Securities

will be the Trading Day that falls on June 11, 2041. If any of the applicable Valuation Dates, including the Final Valuation Date is not a Trading Day, then such Valuation Date or Final Valuation Date will be the next succeeding Trading Day, but such delay will not exceed three Trading Days. See “ — Market Disruption Event.”

If the Calculation Agent determines that a market disruption event occurs or is continuing on a Valuation Date, the applicable Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the applicable Valuation Date for the Securities be postponed by more than three Trading Days.

If the Calculation Agent determines that a market disruption event occurs or is continuing on June 11, 2041, then the Final Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the Final Valuation Date for the Securities be postponed by more than three Trading Days.

Early Redemption at the Option of the Holders

You may elect to require UBS to redeem your Securities (subject to a minimum redemption amount of at least 50,000 Securities of the same Series) on any Trading Day prior to the Maturity Date. You must comply with the redemption procedures described below under “— Redemption Procedures” in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities of the same series; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Current Principal Amount as of the applicable Valuation Date, minus the Redemption Fee Amount as of the applicable Valuation Date. We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is less than zero, the payment upon early redemption will be zero.

As of any Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to the product of (i) 0.125% times (ii) the Current Principal Amount as of such Valuation Date.

The applicable “Redemption Date” means the third Trading Day following the corresponding Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Trading Day. The first Redemption Date will be June 27, 2011 and the last Redemption Date will be June 7, 2041.

You may lose some or all of your investment upon early redemption, if the return on the Securities as of the applicable Valuation Date, which is based on the level of the relevant Index declines or does not increase by an amount, together with the Financing Payment, sufficient to offset the combined negative effect of the Fee Amount and the Redemption Fee Amount. The Oil Index measures the return from taking a one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Oil Futures Index, a short, or inverse, position in the Oil Short-Term Sub-Index (a long to short ratio of 1.5:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1.5:1 ratio. The Natural Gas Index, which measures the return

Specific Terms of the Securities

from taking a long position in aggregate of the Natural Gas Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Natural Gas Futures Index, a short, or inverse, position in the Natural Gas Short-Term Sub-Index (a long to short ratio of 1:1), rebalanced monthly before the Sub-Indices’ roll process to maintain the 1:1 ratio. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Payment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

➢

deliver a notice of redemption, which is attached to this prospectus supplement as Annex A, to UBS via email no later than 12:00 noon (New York City time) on the Trading Day immediately preceding the applicable Valuation Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption which is attached to this prospectus supplement as Annex B;

➢

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Valuation Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Trading Day prior to the applicable Valuation Date, your notice will not be effective, you will not be able to redeem your Securities on the applicable Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

UBS’s Call Right

On any Trading Day on or after June 18, 2012 through and including the Maturity Date, UBS may at its option redeem all, but not less than all, issued and outstanding Securities of any series. To exercise its Call Right, UBS must provide notice to the holders of the Securities of the relevant series not less than ten calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive a cash payment per security equal to the Current Principal Amount as of the Valuation Date. We refer to this cash payment as the “Call Settlement Amount.” See also “Description of the Debt Securities We May Offer — Redemption and Payment” in the attached prospectus.

Specific Terms of the Securities

You may lose some or all of your investment upon UBS’ exercise of its Call Right, if the return on the Securities as of the applicable Valuation Date, which is based on the level of the relevant Index declines or does not increase by an amount, together with the Financing Payment, sufficient to offset the negative effect of the Fee Amount. The Oil Index measures the return from taking a one-and-a-half times long position in aggregate of the Oil Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Oil Futures Index, a short, or inverse, position in the Oil Short-Term Sub-Index, rebalanced monthly before the Sub-Indices’ roll process to maintain the 1.5:1 ratio. The Natural Gas Index measures the return from taking a long position in aggregate of the Natural Gas Medium-Term Sub-Indices and taking, through a long position in the ISE Short Front Month Natural Gas Futures Index, a short, or inverse, position in the Natural Gas Short-Term Sub-Index, rebalanced monthly before the Sub-Indices’ roll process to maintain the 1:1 ratio.

Acceleration Upon Minimum Indicative Value

If, at any time, the indicative value of the Securities of any series on any Index Business Day (i) equals $5.00 or less or (ii) decreases in value at least 60% as compared to the closing indicative value on the previous Index Business Day (each such date, an “Acceleration Date”), all issued and outstanding Securities of that series will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value would later exceed $5.00 or increase from the -60% level on such Acceleration Date or any subsequent Index Business Day) for a cash payment equal to the Current Principal Amount on the Acceleration Date (the “Acceleration Amount”). The Acceleration Amount will be paid to Securities holders on the third Index Business Day after the Acceleration Date (the “Acceleration Settlement Date”).

Calculation Agent

UBS Securities LLC will act as the Calculation Agent. The Calculation Agent will determine, among other things, the Daily Index Factor, the Financing Rate, the T-Bill Rate, the Financing Payment, the Fee Amount, the Redemption Fee Amount and the Current Principal Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, the Acceleration Amount, if any, that we will pay on the Acceleration Settlement Date, and whether any day is a Business Day, Index Business Day or Trading Day. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the relevant Index has been discontinued and whether there has been a material change in the relevant Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, call, acceleration or upon early redemption on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, Call Settlement Date or Acceleration Settlement Date, as applicable.

All dollar amounts related to determination of the Current Principal Amount, the Financing Amount, the Fee Amount, the Redemption Amount, Redemption Fee Amount, the Call Settlement Amount, and the Acceleration Amount, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to ..7655); and all dollar amounts paid on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Specific Terms of the Securities

Market Disruption Event

If either Index is not published on an Index Business Day, or if a market disruption event has occurred or is occurring, and such event affects the relevant Index and Sub-Indices, any futures contract underlying the relevant Index and Sub-Indices and/or the ability to hedge the relevant Index, the Calculation Agent may (but is not required to) make determinations and/or adjustments to the relevant Index or method of calculating the relevant Index. The determination of the value of a Security on a Valuation Date, including the Final Valuation Date, may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing on such Valuation Date. In that event, the applicable Valuation Date will be the next following Trading Day on which a market disruption event does not occur and is not continuing. In no event, however, will a Valuation Date be postponed by more than three Trading Days. If a Valuation Date is postponed until the third Trading Day following the scheduled Valuation Date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the Valuation Date and the Calculation Agent will make a good faith estimate in its sole discretion of the value of the relevant Index for such day. All determinations and adjustments to be made by the Calculation Agent may be made in the Calculation Agent’s sole discretion. See “Risk Factors” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Calculation Agent.

The occurrence or existence of any of the following, as determined by the Calculation Agent in its sole discretion, will constitute a market disruption event:

➢	the Index Sponsor does not publish the level of the relevant Index on any Index Business Day;

➢	the absence or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract included in the relevant Sub-Index;

➢

the settlement price of any exchange-traded futures contract included in the relevant Sub-Index has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price;

➢	on any Index Business Day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any futures contract underlying the relevant Sub-Index;

➢

any event or any condition (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by an applicable governmental authority) that results in an illiquid market for trading in any futures contract underlying the relevant Sub-Index;

➢	the settlement price is not published for any individual exchange-traded futures contract included in the relevant Sub-Index;

➢

the occurrence of any event on any day or any number of consecutive days as determined by the Calculation Agent in its sole and reasonable discretion that affects our currency hedging (if any) with respect to U.S. dollars or the currency of any futures contract included in the relevant Sub-Index; and

➢

in any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” on page S-62.

Specific Terms of the Securities

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

➢	a decision to permanently discontinue trading in the option or futures contracts relating to the Indices, the Sub-Indices or to Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas (NG).

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Indices or crude oil or natural gas are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series A, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium-Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

Specific Terms of the Securities

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Final Valuation Date, then the default amount will equal the Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance or Modification of an Index

If the Index Sponsor discontinues publication of either Index, and any other person or entity publishes an index that the Calculation Agent determines is comparable to the relevant Index and the Calculation Agent approves such index as a successor index, then the Calculation Agent will determine the value of the relevant Index on the applicable Valuation Date or the Final Valuation Date and the amount payable at maturity, call, acceleration or upon early redemption by reference to such successor index.

If the Calculation Agent determines that the publication of the relevant Index is discontinued and there is no successor index, or that a market disruption event has occurred and is continuing on the date on

Specific Terms of the Securities

which the value of the relevant Index is required to be determined, the Calculation Agent will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the relevant Index.

If the Calculation Agent determines that the relevant Index or the method of calculating the relevant Index has been changed at any time in any respect, including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the Calculation Agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the relevant Index as it believes are appropriate to ensure that the value of the relevant Index used to determine the amount payable at maturity, call, acceleration or upon early redemption is equitable.

All determinations and adjustments to be made by the Calculation Agent may be made in the Calculation Agent’s sole discretion. See “Risk Factors” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, call, acceleration or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Payment When Offices Are Closed” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date.

Defeasance

Neither full defeasance nor covenant defeasance, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance,” will apply to the Securities.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We intend to issue the Securities initially in an amount having the aggregate offering price specified on the cover of this prospectus supplement. However, we may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

Specific Terms of the Securities

These further issuances, if any, will be consolidated to form a single class with the relevant originally issued Securities and will have the same CUSIP number and will trade interchangeably with the relevant Securities immediately upon settlement. Any additional issuances will increase the aggregate Principal Amount of the relevant outstanding Securities of the class, plus the aggregate Principal Amount of any Securities bearing the same CUSIP number that are issued pursuant to any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering. We intend to comply with the requirements under the Treasury regulations governing “qualified reopenings” and we will therefore treat any additional offerings of the Securities as part of the same issue as the Securities for U.S. federal income tax purposes. Accordingly, for purposes of the Treasury regulations governing original issue discount on debt instruments, we will treat any additional offerings of the Securities as having the same original issue date, the same issue price and, with respect to holders, the same adjusted issue price as the Securities.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities linked to the Index, the Sub-Indices or listed or over-the-counter options, futures, or exchange-traded funds on Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas (NG), the Sub-Indices (including the Futures Contracts) or the Indices, the Futures Contracts prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Indices, the Sub-Indices or the value of either Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas (NG),

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or commodities, or

➢	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the Final Valuation Date. That step may involve sales or purchases of Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas (NG), or listed or over-the-counter options or futures linked to the Index, the Sub-Indices (including the Futures Contracts), Light Sweet Crude Oil (WTI) or Henry Hub Natural Gas (NG), or other instruments based on indices designed to track the performance of the Indices.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-19 for a discussion of these adverse effects.

Certain U.S. Federal Income Tax Consequences

The following is a general description of certain United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,

➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

➢	a bank,

➢	a life insurance company,

➢	a tax-exempt organization,

➢	a person subject to alternative minimum tax,

➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF

Certain U.S. Federal Income Tax Consequences

YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a pre-paid derivative contract with respect to the relevant Index. The terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for it. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after you purchase the Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments. The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact of the above considerations. UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, redemption, termination or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption or maturity of your

Certain U.S. Federal Income Tax Consequences

Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is possible that the Internal Revenue Service could assert that Section 1256 of the Code should apply to your Securities or a portion of your Securities. If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities (or the relevant portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize income as if the Securities or relevant portion of the Securities had been sold for fair market value). Such gain or loss may also be subject to Section 1256 as discussed above, under which 60% of the gain or loss will be treated as long-term capital gain or loss and 40% will be treated as short-term capital gain or loss.

It is also possible that the Securities could be treated as a series of derivative contracts each of which matures on the next rolling or rebalancing date for the applicable Futures Contracts. If your Securities were properly characterized in such a manner, you would be treated as disposing of your Securities on each rolling or rebalancing date in return for new derivative contracts that mature on the next rolling or rebalancing date, and you would accordingly likely recognize capital gain or loss on each rolling or rebalancing date equal to the difference between your basis in your Securities (which would be adjusted to take into account any prior recognition of gain or loss) and their fair market value on such date.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the Fee Amount or the Redemption Fee Amount as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

The IRS could also assert that the Securities should be treated as comprising offsetting positions with respect to the performance of the Medium-Term Contracts and the Short-Term Contracts, in which case the Securities would likely be treated as a straddle for U.S. federal income tax purposes. This treatment could have the effect of (i) causing the character of any gain that you may recognize in respect of your Securities to be short-term capital gain and (ii) requiring interest deductions allocable to your Securities to be capitalized, rather than deducted.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) you should be treated as if you owned the Medium-Term Contracts and you entered into a short sale with respect to the Short-Term Contracts, (ii) you should be required to accrue interest income equal to the Financing Payments on a monthly basis over the term of your Securities or that such amount should be includible in ordinary income upon the sale or maturity of your Securities, (iii) any gain or loss

Certain U.S. Federal Income Tax Consequences

that you recognize upon the early redemption or maturity of your Securities that is attributable to the performance of the Short-Term Contracts should be short-term capital gain or loss or (iv) any gain or loss that you recognize upon the early redemption or maturity of your Securities should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Information with Respect to Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include the Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Medicare Tax. Under recently enacted legislation, for taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include any net gain that it recognizes upon the sale or maturity of the Securities, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase and holding or conversion of the Securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase or holding of the Securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering

Benefit Plan Investor Considerations

purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any of the Securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $10,000,000 Principal Amount of each series of the Securities to UBS Securities LLC at 100% of their stated Principal Amount (a total of $20,000,000 stated Principal Amount of the Securities). UBS Securities LLC will sell these Securities to the public at 100% of their aggregate Principal Amount.

After the Initial Trade Date, UBS Securities LLC, UBS Financial Services Inc. and dealers purchasing as principal may sell the Securities for a price equal to their Current Principal Amount as calculated by UBS Securities LLC as of the date of such sale. We will receive proceeds in each such sale equal to such Current Principal Amount multiplied by the number of Securities sold. UBS Securities LLC or UBS Financial Services Inc. may receive normal commissions in connection with any of the sales described in this paragraph.

We are not, however, obliged to, and may not, sell the full aggregate Principal Amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this prospectus supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” on page S-62, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Fee Amount to UBS Securities LLC or UBS Financial Services Inc. and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: etracsredemptions@ubs.com

Subject: ETRACS Notice of Early Redemption, CUSIP No. [90267B815] [90267B799]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Redemption Valuation Date: [            ] , 20[    ]*

Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the prospectus supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Index Business Day prior to the applicable Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the prospectus supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Valuation Date.

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[            ] Medium-Term Notes, Series A, Exchange Traded Access Securities due June 14, 2041, CUSIP No. [90267B815] [90267B799], redeemable for a cash amount based on the performance of the [ISE Oil Futures SpreadTM Index] [ISE Natural Gas Futures SpreadTM Index] (the “Securities”) hereby irrevocably elects to exercise, on the Redemption Date of [holder to specify]*, with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title: Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities of the same series must be redeemed at one time to exercise the right to early redemption on any redemption date.)

B-1

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-13
Risk Factors	S-19
The Indices	S-35
Valuation of the Indices and the Securities	S-49
Specific Terms of the Securities	S-52
Use of Proceeds and Hedging	S-62
Certain U.S. Federal Income Tax Consequences	S-63
Benefit Plan Investor Considerations	S-67
Supplemental Plan of Distribution	S-69
Conflicts of Interest	S-70

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer.	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Noun’s. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

Exchange Traded

Access Securities (ETRACS) Oil Futures Contango ETN due June 14, 2041

UBS AG $100,000,000 ETRACS

Exchange Traded

Access Securities

(ETRACS) Natural Gas Futures Contango ETN due June 14, 2041

UBS AG $100,000,000 ETRACS

Prospectus Supplement dated

June 15, 2011

(To Prospectus dated January 13, 2009)

UBS Investment Bank